As filed with the Securities and Exchange Commission on April 25, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ceridian HCM Holding Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-3231686
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3311 East Old Shakopee Road Minneapolis, Minnesota	55425
(Address of Principal Executive Offices)	(Zip Code)

Ceridian HCM Holding Inc. 2018 Equity Incentive Plan

2013 Ceridian HCM Holding Inc. Stock Incentive Plan

Ceridian Holding Corp. 2007 Stock Incentive Plan

(Full Title of Plan)

Scott A. Kitching, Esq.

Executive Vice President, General Counsel and Assistant Secretary

Ceridian HCM Holding Inc.

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

(Name and address of agent for service)

(952) 853-8100

(Telephone number, including area code, of agent for service)

With a copy to:

Alexander D. Lynch, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000 (Phone)

(212) 310-8007 (Fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B).  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.01 per share	13,500,000(2)	$21.00(3)	$283,500,000	$35,296
Common stock, par value $0.01 per share	12,137,411(4)	$16.33(5)	$198,203,922	$24,676
Common stock, par value $0.01 per share	529,800(6)	$21.00(3)	$11,125,800	$1,385
Common stock, par value $0.01 per share	5,000(7)	$20.00(8)	$100,000	$12
Total				$61,370

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall cover any additional securities as may issuable under the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (the “2018 Plan”), the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan (the “2013 Plan”) or the Ceridian Holding Corp. 2007 Stock Incentive Plan (the “2007 Plan”) by reason of any stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Represents common stock initially available for issuance under the 2018 Plan.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the high end of the estimated initial public offering price range for the common stock of $21.00 per share.
(4)	Represents common stock available for issuance upon exercise of outstanding options under the 2013 Plan.
(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the weighted average exercise price of stock option awards outstanding under the 2013 Plan of $16.33 per share.
(6)	Represents shares issuable pursuant to vested and unvested restricted stock units outstanding under the 2013 Plan.
(7)	Represents common stock available for issuance upon exercise of outstanding options under the 2007 Plan.
(8)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the weighted average exercise price of stock option awards outstanding under the 2007 Plan of $20.00 per share.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Ceridian HCM Holding Inc. (the “Company”) for the purpose of registering (i) 13,500,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), that may be issued and sold under the Ceridian HCM Holding Inc. 2018 Equity Incentive Plan (the “2018 Plan”), (ii) 12,137,411 shares of Common Stock reserved for issuance pursuant to stock option awards outstanding under the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan (the “2013 Plan”), (iii) 529,800 shares of Common Stock issuable pursuant to vested and unvested restricted stock units outstanding under the 2013 Plan, (iv) 5,000 shares of Common Stock reserved for issuance pursuant to stock option awards outstanding under the Ceridian Holding Corp. 2007 Stock Incentive Plan (the “2007 Plan” and, together with the 2013 Plan and the 2018 Plan, the “Plans”) and (v) the resale and reoffer of 5,703,037 shares of Common Stock issued to certain directors and officers of the Company named in this registration statement upon the exercise of options or pursuant to vesting/conversion of restricted stock units issued under the 2013 Plan.

This registration statement contains two parts. The first part, Part I, contains a “reoffer prospectus” prepared in accordance with Part I of Form S-3 (in accordance with Instruction C of the General Instructions to Form S-8). The reoffer prospectus permits reoffers and resales on a continuous or delayed basis of certain of those shares of Common Stock referred to above that constitute “control securities” or “restricted securities,” within the meaning of the Securities Act, by certain of the Company’s stockholders consisting of current directors and officers. As specified in General Instruction C of Form S-8, the amount of securities to be reoffered or resold under the reoffer prospectus by each selling stockholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e).

Certain information relating to future issuances under the Plans is omitted from Part I, as further described below in the next paragraph and under the heading “Item 1. Plan Information.”

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information in Part I relating to the Plans will be sent or given to participants in the Plans as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus (the “Section 10(a) Prospectus”) as required by Section 10(a) of the Securities Act in respect of future issuances under the Plans.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this registration statement, which are also incorporated by reference in the Section 10(a) Prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the Plans, will be available without charge by contacting the General Counsel, Ceridian HCM Holding Inc., 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

I-1

REOFFER PROSPECTUS

5,703,037 Shares

Ceridian HCM Holding Inc.

Common Stock, $0.01 par value

This reoffer prospectus relates to 5,703,037 shares of common stock, $0.01 par value, of Ceridian HCM Holding Inc., a Delaware corporation (the “Company”), that may be offered from time to time by certain selling stockholders named in this reoffer prospectus (the “Selling Stockholders”). Each of the Selling Stockholders will acquire such shares of common stock upon the upon the exercise of options or vesting/conversion of restricted stock units issued under the 2013 Ceridian HCM Holding Inc. Stock Incentive Plan (the “2013 Plan”).

The Selling Stockholders may sell the shares of common stock directly, or may sell them through brokers or dealers on the New York Stock Exchange (“NYSE”), on the Toronto Stock Exchange (the “TSX”), in the over-the-counter market or otherwise at prices acceptable to the Selling Stockholders. The Company will not receive any of the proceeds from sales of shares of common stock made under this reoffer prospectus. The Company is paying the expenses incurred in registering these shares of common stock, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by that Selling Stockholder.

The amount of securities to be offered or resold under this reoffer prospectus by each Selling Stockholder or other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three month period, the amount specified in Rule 144(e) under the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock will be traded on the NYSE and the TSX under the symbol “CDAY.”

Investing in our common stock involves risks. Please see the information described under “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is April 25, 2018

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this reoffer prospectus. You must not rely on any unauthorized information or representations. This reoffer prospectus is an offer to sell only the shares of common stock offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this reoffer prospectus is current only as of its date.

Except where the context requires otherwise, in this reoffer prospectus the “Company,” “Registrant,” “we,” “us” and “our” refer to Ceridian HCM Holding Inc., a Delaware corporation.

i

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in, or incorporated by reference into, this reoffer prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto incorporated by reference into this reoffer prospectus and the other documents incorporated by reference into this reoffer prospectus or to which this reoffer prospectus refers, before making an investment decision.

Our Company

Ceridian is a global human capital management (“HCM”) software company. Dayforce, our flagship cloud HCM platform, provides human resources (“HR”), payroll, benefits, workforce management, and talent management functionality. Our platform is used by organizations, regardless of industry or size, to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing their people. Dayforce was built as a single application from the ground up that combines a modern, consumer-grade user experience with proprietary application architecture, including a single employee record and a rules engine spanning all areas of HCM. Our platform is designed to make work life better for our customers and their employees by improving HCM decision-making processes, streamlining workflows, exposing strategic organizational insights, and simplifying legislative compliance. The platform is designed to ease administrative work for both employees and managers, creating opportunities for companies to increase employee engagement.

Our Solutions

Prior to our initial public offering and concurrent private placement, we categorized our solutions into three categories: Cloud HCM (“Cloud”), Bureau HCM (“Bureau”), and LifeWorks offerings. Contemporaneous with our initial public offering and the concurrent private placement, we intend to distribute our interest in LifeWorks to our stockholders prior to the closing of the initial public offering on a pro rata basis in accordance with their pro rata interests (the “LifeWorks Disposition”).

•	Cloud revenue is generated from HCM solutions that are delivered via two cloud offerings: Dayforce and Powerpay. The Dayforce offering is differentiated from our market competition as being a single application that offers a comprehensive range of functionality, including global HR, payroll, benefits, workforce management, and talent management on web and native iOS and Android platforms. Dayforce revenue is primarily generated from monthly recurring fees charged on a per-employee, per-month (“PEPM”) basis, generally one-month in advance of service. Also included within Dayforce revenue is implementation, staging, and other professional services revenue; revenues from the sale, rental, and maintenance of time clocks; and billable travel expenses. The Powerpay offering is our solution designed primarily for small market Canadian customers. The typical Powerpay customer has fewer than 20 employees, and the majority of the revenue is generated from recurring fees charged on a per-employee, per-process basis. Typical processes include the customer’s payroll runs, year-end tax packages, and delivery of customers’ remittance advices or checks. In addition to the direct revenue earned from the Dayforce and Powerpay offerings, Cloud revenue also includes investment income generated from holding Cloud customer funds in trust before funds are remitted to taxing authorities, Cloud customer employees, or other third parties; and revenue from the sale of third party services.

•	Bureau revenue is generated primarily from HCM solutions delivered via a service-bureau model. These solutions are delivered via three primary service lines: payroll, payroll-related tax filing services, and outsourced human resource solutions. Revenue from payroll services is generated from recurring fees charged on a per-process basis. Typical processes include the customer’s payroll runs, year-end tax packages, and delivery of customers’ remittance advices or checks. In addition to customers who use our payroll services, certain customers use our tax filing services on a stand-alone basis. Our outsourced human resource solutions are tailored to meet the needs of individual customers, and entail our contracting to perform many of the duties of a customer’s human resources department, including payroll processing, time and labor management, performance management, and recruiting. We also perform HCM-related individual services for customers, such as check printing, wage attachment and disbursement, and Affordable Care Act management. Additional items included in Bureau revenue are custom professional services revenue; investment income generated from holding Bureau customer funds in trust before funds are remitted to taxing authorities, Bureau customer employees, or other third parties; consulting services related to Bureau offerings; and revenue from the sale of third party services.

We sell Dayforce through our direct sales force on a subscription PEPM basis. Our subscriptions are typically structured with an initial fixed term of between three and five years, with evergreen renewal thereafter. Dayforce can serve customers of all sizes ranging from 100 to over 100,000 employees across multiple industries. We have rapidly grown the Dayforce platform to more than 3,000 live Dayforce customers, representing over 2.5 million active global users as of December 31, 2017. In 2017, we added over 650 new live Dayforce customers. Our customers vary across industries, and no single customer constituted more than 1% of our total revenues for the year ended December 31, 2017. We believe that our intense focus on solving complex problems and our superior customer experience lead to our high retention rates, as evidenced by our annual Cloud revenue retention rate of over 95% in 2017. Our new business sales to Dayforce customers primarily made up 74% and 73% of our increase in Cloud revenue for the years ended December 31, 2017 and 2016, respectively, and the remaining 26% and 27% consisted primarily of customer migration to Dayforce from our Bureau solutions.

In addition to Dayforce, we sell Powerpay, a cloud HR and payroll solution for the Canadian small business market, through both direct sales and established partner channels. As of December 31, 2017, we had over 38,000 Powerpay accounts. We also continue to support customers using our Bureau solutions, which we generally stopped actively selling to new customers, following the acquisition of Dayforce. We invest in maintenance and necessary updates to support our Bureau customers and continue to migrate them to Dayforce.

Corporate Information

Our principal executive offices are located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, and our telephone number is (952) 853-8100.

RISK FACTORS

Risks Related to Our Business and Industry

We have a history of losses and negative cash flows from operating activities, and we may not be able to attain or to maintain profitability or positive cash flows from operating activities in the future.

We have incurred net losses and negative cash flows from operating activities over the last few years as we made substantial investments in developing, launching, and selling our Cloud solutions. In addition, our highly leveraged capital structure has had a negative effect on our profitability. As a result, we have incurred net losses of $104.7 million in the year ended December 31, 2015, $92.9 million in the year ended December 31, 2016, and $9.2 million in the year ended December 31, 2017. As of December 31, 2017, we had an accumulated deficit of $348.2 million. We incurred negative cash flows from operating activities of $18.3 million in the year ended December 31, 2015, $75.5 million in the year ended December 31, 2016, and $39.8 million in the year ended December 31, 2017. To the extent we are successful in increasing our Cloud customer base, we may also incur increased net losses and negative cash flows from operating activities because costs associated with acquiring and implementing new Cloud customers are generally incurred up front, while subscription revenues are generally recognized ratably over the terms of the agreements. You should not consider our recent growth in revenues as indicative of our future performance.

We also expect our expenses to increase in the future due to anticipated increases in sales, general, and administrative expenses, including expenses associated with being a public company, and product development and management expenses, which could impact our ability to achieve or to sustain profitability or positive cash flows from operating activities in the future. Additionally, while the majority of our revenue comes from fees charged for use of the software, we are developing new products and services, which may initially have a lower profit margin than our existing Cloud solutions, which could have a material adverse effect on our business, financial condition, and results of operations. Although we believe we will be able to reach profitability and attain positive cash flows from operating activities in the next few years, we cannot assure you that we will able to do so in the future.

The markets in which we participate are highly competitive, and if we do not compete effectively, it could have a material adverse effect on our business, financial condition, and results of operations.

The markets in which we participate are highly competitive, and competition could intensify in the future. We believe the principal competitive factors in our market include breadth and depth of product functionality, scalability and reliability of applications, robust workforce management, comprehensive tax services, modern and innovative cloud technology platforms combined with an intuitive user experience, multi-country and jurisdiction domain expertise in payroll and HCM, quality of implementation and customer service, integration with a wide variety of third party applications and systems, total cost of ownership and ROI, brand awareness, and reputation, pricing and distribution. We face a variety of competitors, some of which are long-established providers of HCM solutions. Many of our current and potential competitors are larger, have greater name recognition, longer operating histories, larger marketing budgets, and significantly greater resources than we do, and are able to devote greater resources to the development, promotion, and sale of their products and services. Some of our competitors could offer HCM solutions bundled as part of a larger product offering. Furthermore, our current or potential competitors may be acquired by third parties with greater available resources and the ability to initiate or to withstand substantial price competition. In addition, many of our competitors have established marketing relationships, access to larger customer bases, and major distribution agreements with consultants, system integrators, and resellers. Our competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their product offerings or resources.

In order to capitalize on customer demand for cloud applications, legacy vendors are modernizing and expanding their applications through cloud acquisitions and organic development. Legacy vendors may also seek to partner with other leading cloud HCM providers. Ceridian also faces competition from vendors selling custom software and point solutions, some of which offer cloud solutions. Our competitors include, without limitation: Automatic Data Processing, The Ultimate Software Group, Inc., and Workday, Inc. for HCM; Kronos Incorporated for workforce management; and Cornerstone OnDemand Inc. for talent management. In addition, other companies, such as NetSuite and Microsoft that provide cloud applications in different target markets, may develop applications or acquire companies that operate in our target markets, and some potential customers may elect to develop their own internal applications. Some large businesses may be hesitant to adopt cloud applications such as ours and prefer to upgrade the more familiar applications offered by these vendors that are deployed on-premise, such as Oracle Corporation and SAP SE. Our competitors could offer HCM solutions on a standalone basis at a low price or bundled as part of a larger product sale. With the introduction of new technologies and market entrants, competition could intensify in the future.

If our competitors’ products, services, or technologies become more accepted than our applications, if they are successful in bringing their products or services to market earlier than ours, or if their products or services are more technologically capable than ours, it could have a material adverse effect on our business, financial condition, and results of operations. In addition, some of our competitors may offer their products and services at a lower price. If we are unable to achieve our target pricing levels or if we experience significant pricing pressures, it could have a material adverse effect on our business, financial condition, and results of operations.

Our growth strategy has focused on developing our Cloud solutions, which has experienced rapid revenue growth in recent periods that has been offset by revenue declines in our Bureau solutions. If we fail to manage our growth effectively or if our strategy is not successful, we may be unable to execute our business plan, to maintain high levels of service, or to adequately address competitive challenges.

We have recently experienced a period of rapid growth in our operations related to our Cloud solutions. In particular, our recurring services revenue for our Cloud solutions has continued to increase while our recurring services revenue for our Bureau solutions has continued to decline. As we implement our growth strategy for our Cloud solutions, we will continue to migrate employees and resources from our Bureau solutions to our Cloud solutions. Additionally, we are continuing to invest in the infrastructure shared by our Bureau and Cloud solutions, although we are no longer marketing our Bureau solutions to new customers. The growth of our Cloud solutions has placed, and future growth will place, a significant strain on our management, administrative, operational, and financial infrastructure. In order to manage this growth effectively, we will need to continue to improve our operational, financial, and management controls, and our reporting systems and procedures. Failure to effectively manage growth and failure to achieve our growth strategy could result in difficulty or delays in implementing customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features, or other operational difficulties; and any of these difficulties could have a material adverse effect on our business, financial condition, and results of operations.

Our Bureau solutions, which comprise a significant portion of our revenue, may decline at a rate faster than that which we anticipate, and we may not be able to successfully migrate our Bureau customers to our Cloud solutions or to offset the decline in Bureau revenue with Cloud revenue.

Our growth strategy is focused on the growth and expansion of our Cloud solutions; however, a portion of our revenue continues to be derived from our Bureau customers. We generally ceased marketing our Bureau solutions to new customers in the United States in 2012, and since that time have maintained the Bureau applications for existing customers while migrating customers to our Cloud solutions. Maintenance of our Bureau business requires investment, specifically with respect to compliance updates and security controls. If our investments are not sufficient to adequately update our Bureau solutions, such solutions may lose market acceptance and we may face security vulnerabilities.

In addition, we have marketed our Cloud solutions to our Bureau customers, and some of our Bureau customers have migrated to our Cloud solutions, but there is no guarantee that our remaining Bureau customers will migrate to our Cloud solutions. If such Bureau customers do not migrate, we may lose them in the future or we may be required to make ongoing investments to serve a smaller pool of customers. If our revenue from our Bureau solutions declines at a rate faster than anticipated, we are required to make significant investments in infrastructure shared by our Bureau and Cloud solutions that are not offset by increased revenue, we are not able to successfully convert the remaining Bureau customers to our Cloud solutions, or our Cloud solutions revenue does not grow fast enough to offset the decline in our Bureau solutions revenue, it could have a material adverse effect on our business, financial condition, and results of operations.

If the market for enterprise cloud computing develops slower than we expect or declines, it could have a material adverse effect on our business, financial condition, and results of operations.

The enterprise cloud computing market is not as mature as the market for on-premise enterprise software, and it is uncertain whether cloud computing will achieve and sustain high levels of customer demand and market acceptance. Our success will depend to a substantial extent on the widespread adoption of cloud computing in general, and of HCM solutions in particular. Many enterprises have invested substantial personnel and financial resources to integrate traditional enterprise software into their businesses and therefore may be reluctant or unwilling to migrate to cloud computing. It is difficult to predict customer adoption rates and demand for our applications, the future growth rate and size of the cloud computing market, or the entry of competitive applications. The expansion of the cloud computing market depends on a number of factors, including the cost, performance, and perceived value associated with cloud computing, as well as the ability of cloud computing companies to address security and privacy concerns. If we or other cloud computing providers experience security incidents, loss of customer data, disruptions in delivery, or other problems, the market for cloud computing applications as a whole, including our applications, may be negatively affected. If cloud computing does not achieve widespread adoption or there is a reduction in demand for cloud computing caused by a lack of customer acceptance, technological challenges, weakening economic conditions, security or privacy concerns, competing technologies and products, reductions in corporate spending, or otherwise, it could have a material adverse effect on our business, financial condition, and results of operations.

Our revenues from our Cloud solutions have grown substantially over the last few years. Our efforts to increase use of our Cloud solutions and our other applications may not succeed and may reduce our revenue growth rate.

Our revenues from our Cloud solutions have grown substantially over the last few years. Our total Cloud revenues grew from $225.2 million in 2015 to $297.8 million in 2016 and $404.3 million in 2017, a growth rate of 32.2% and 35.8%, respectively. Any factor adversely affecting sales of our Cloud solutions, including application release cycles, delays, or failures in new product functionality, market acceptance, product competition, performance and reliability, reputation, price competition, and economic and market conditions, could have a material adverse effect on our business, financial condition, and results of operations. Our participation in new markets for native payroll, and application expansion in succession management, learning management, and compensation management, is relatively new, and it is uncertain whether these areas will ever result in significant revenues for us. Further, the entry into new markets or the introduction of new features, functionality, or applications beyond our current markets and functionality may not be successful.

Our quarterly results of operations may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our quarterly results of operations, including the levels of our revenues, gross margin, profitability, cash flow, and deferred revenue, may vary significantly in the future, and period-to-period comparisons of our results of operations may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result, may not fully reflect the underlying performance of our business. Fluctuation in quarterly results may negatively impact the value of our common stock. Factors that may cause fluctuations in our quarterly financial results include, without limitation, those listed below:

•	our ability to attract new Cloud customers;

•	our ability to replace declining Bureau revenue with Cloud revenue;

•	the addition or loss of large Cloud customers, including through acquisitions or consolidations;

•	the addition or loss of employees by our Cloud customers;

•	the timing and number of paydays in a period;

•	the timing of recognition of revenues;

•	the tenure of our Cloud customers during that period;

•	the amount and timing of operating expenses related to the maintenance and expansion of our business, operations, and infrastructure;

•	network outages or security breaches;

•	general economic, industry, and market conditions;

•	customer renewal rates;

•	increases or decreases in the number of elements of our services or pricing changes upon any renewals of customer agreements;

•	changes in our pricing policies or those of our competitors;

•	the mix of applications sold during a period;

•	seasonal variations in sales of our applications, which has historically been highest in the fourth quarter of a calendar year;

•	fluctuation in market interest rates, which impacts debt interest expense as well as float revenue;

•	the timing and success of new application and service introductions by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, customers, or strategic partners; and

•	the impact of new accounting rules.

If we are not able to provide new or enhanced functionality and features, it could have a material adverse effect on our business, financial condition, and results of operations.

We may not be able to successfully provide new or enhanced functionality and features for our existing solutions that achieve market acceptance or that keep pace with rapid technological developments. For example, we are focused on enhancing the features and functionality of our HCM solutions to enhance their utility for larger customers with complex, dynamic, and global operations. The success of new or enhanced functionality and features depends on several factors, including their overall effectiveness and the timely completion, introduction, and market acceptance of the enhancements, new features, or applications. Failure in this regard may significantly impair our revenue growth. In addition, because our solutions are designed to operate on a variety of systems, we will need to continuously modify and to enhance our solutions to keep pace with changes in internet-related hardware, iOS, and other software, and communication, browser, and database technologies. We may not be successful in developing these new or enhanced functionality and features, or in bringing them to market in a timely fashion. If we do not continue to innovate and to deliver high-quality, technologically advanced products and services, we will not remain competitive, which could have a material adverse effect in our business, financial condition, and results of operations. Furthermore, uncertainties about the timing and nature of new functionality, or new functionality to existing platforms or technologies, could increase our research and development expenses. Any failure of our applications to operate effectively with future network platforms and technologies could reduce the demand for our applications, result in customer dissatisfaction, and have a material adverse effect on our business, financial condition, and results of operations.

An information security breach of our systems or the loss of, or unauthorized access to, customer information, the failure to comply with the U.S. Federal Trade Commission’s (“FTC”) ongoing consent order regarding data protection, or a system disruption could have a material adverse effect on our business, market brand, financial condition, and results of operations.

Our business is dependent on our payroll, transaction, financial, accounting, and other data processing systems. We rely on these systems to process, on a daily and time sensitive basis, a large number of complicated transactions. We electronically receive, process, store, and transmit data and personally identifiable information (“PII”) about our customers and their employees, as well as our vendors and other business partners, including names, social security numbers, and checking account numbers. We keep this information confidential. However, our websites, networks, applications and technologies, and other information systems may be targeted for sabotage, disruption, or data misappropriation. The uninterrupted operation of our information systems and our ability to maintain the confidentiality of PII and other customer and individual information that resides on our systems are critical to the successful operation of our business. While we have information security and business continuity programs, these plans may not be sufficient to ensure the uninterrupted operation of our systems or to prevent unauthorized access to the systems by unauthorized third parties. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and may not be recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. These concerns about information security are increased with the mounting sophistication of social engineering. Our network security hardening may be bypassed by phishing and other social engineering techniques that seek to use end user behaviors to distribute computer viruses and malware into our systems, which might disrupt our delivery of services and make them unavailable, and might also result in the disclosure or misappropriation of PII or other confidential or sensitive information. In addition, a significant cyber security breach could prevent or delay our ability to process payment transactions.

Any information security breach in our business processes or of our processing systems has the potential to impact our customer information and our financial reporting capabilities, which could result in the potential loss of business and our ability to accurately report financial results. If any of these systems fail to operate properly or become disabled even for a brief period of time, we could potentially miss a critical filing period, resulting in potential fees and penalties, or lose control of customer data, all of which could result in financial loss, a disruption of our businesses, liability to customers, regulatory intervention, or damage to our reputation. The continued occurrence of high-profile data breaches provides evidence of an external environment increasingly hostile to information security. If our security measures are breached as a result of third party action, employee or subcontractor error, malfeasance or otherwise, and, as a result, someone obtains unauthorized access to customer data, our reputation may be damaged, our business may suffer, and we could incur significant liability. We may also experience security breaches that may remain undetected for an extended period of time. Techniques used to obtain unauthorized access or to sabotage systems change frequently and are growing increasingly sophisticated. As a result, we may be unable to anticipate these techniques or to implement adequate preventative measures.

This environment demands that we continuously improve our design and coordination of security controls throughout the company. Despite these efforts, it is possible that our security controls over data, training, and other practices we follow may not prevent the improper disclosure of PII or other confidential information. Any issue of data privacy as it relates to unauthorized access to or loss of customer and/or employee information could result in the potential loss of business, damage to our market reputation, litigation, and regulatory investigation and penalties. For example, in December 2009 a criminal hacked into our discontinued U.S. payroll application. Following receipt of an “access letter” in May 2010 from the FTC for a non-public review of the matter, we worked with the FTC and entered into a twenty-year consent order which became final in June 2011. We conceded no wrongdoing in the order and we were not subject to any monetary fines or penalties. However, in connection with the order, we are required to, among other things, maintain a comprehensive information security program that is reasonable and appropriate for our size, complexity, and for the type of PII we collect. We are also required to have portions of our security program, which apply to certain segments of our U.S. business, reviewed by an independent third party on a biennial basis. Maintaining, updating, monitoring, and revising an information security program in an effort to ensure that it remains reasonable and appropriate in light of changes in security threats, changes in technology, and security vulnerabilities that arise from legacy systems is time-consuming and complex, and is an ongoing effort.

There may be other such security vulnerabilities that come to our attention. The independent third party that reviews our security program pursuant to the FTC consent order may determine that the existence of vulnerabilities in our security controls or the failure to remedy them in a timeframe they deem appropriate means that our security program does not provide a reasonable level of assurance that the security, confidentiality, and integrity of PII is protected by Ceridian (or that there was a failure to protect at some point in the reporting period). While we have taken and continue to take steps to ensure compliance with the consent order, if we are determined not to be in compliance with the consent order, or if any new breaches of security occur, the FTC may take enforcement actions or other parties may initiate a lawsuit. Any such resulting fines and penalties could have a material adverse effect on our liquidity and financial results, and any reputational damage therefrom could adversely affect our relationships with our existing customers and our ability to attain new customers. Our continued investment in the security of our technology systems, continued efforts to improve the controls within our technology systems, business processes improvements and the enhancements to our culture of information security may not successfully prevent attempts to breach our security or unauthorized access to PII or other confidential, sensitive or proprietary information. In addition, in the event of a catastrophic occurrence, either natural or man-made, our ability to protect our infrastructure, including PII and other customer data, and to maintain ongoing operations could be significantly impaired. Our business continuity and disaster recovery plans and strategies may not be successful in mitigating the effects of a catastrophic occurrence. Insurance may be inadequate or may not be available in the future on acceptable terms, or at all. In addition, our insurance policies may not cover all claims made against us, and defending a suit, regardless of its merit, could be costly and divert management’s attention. If our security is breached, if PII or other confidential information is accessed, if we fail to comply with the consent order or if we experience a catastrophic occurrence, it could have a material adverse effect on our business, financial condition, and results of operations.

Our services present the potential for identity theft, embezzlement, or other similar illegal behavior by our employees with respect to third parties.

The services offered by us generally require or involve collecting PII of our customers and / or their employees, such as their full names, birth dates, addresses, employer records, tax information, social security numbers, and bank account information. This information can be used by criminals to commit identity theft, to impersonate third parties, or to otherwise gain access to the data or funds of an individual. If any of our employees take, convert, or misuse such PII, funds or other documents or data, we could be liable for damages, and our business reputation could be damaged or destroyed. Moreover, if we fail to adequately prevent third parties from accessing PII and/or business information and using that information to commit identity theft, we might face legal liabilities and other losses that could have a material adverse effect on our business, financial condition, and results of operations.

Our solutions and our business are subject to a variety of U.S. and international laws and regulations, including those regarding privacy, data protection, and information security. Any failure by us or our third party service providers, as well as the failure of our platform or services, to comply with applicable laws and regulations could have a material adverse effect on our business, financial condition, and results of operations.

We are subject to a variety of U.S. and international laws and regulations, including regulation by various federal government agencies, including the FTC, and state and local agencies. The United States and various state and foreign governments have adopted or proposed limitations on, or requirements regarding, the collection, distribution, use, security, and storage of PII of individuals; and the FTC and many state attorneys general are applying federal and state consumer protection laws to impose standards on the online collection, use and dissemination of data. Self-regulatory obligations, other industry standards, policies, and other legal obligations may apply to our collection, distribution, use, security, or storage of PII or other data relating to individuals. In addition, most states and some foreign governments have enacted laws requiring companies to notify individuals of data security breaches involving certain types of PII. These obligations may be interpreted and applied in an inconsistent manner from one jurisdiction to another and may conflict with one another, other regulatory requirements, or our internal practices. Any failure or perceived failure by us to comply with U.S., E.U., or other foreign privacy or security laws, regulations, policies, industry standards, or legal obligations, or any security incident that results in the unauthorized access to, or acquisition, release, or transfer of, PII may result in governmental enforcement actions, litigation, fines and penalties, or adverse publicity and could cause our customers to lose trust in us, which could harm our reputation and have a material adverse effect on our business, financial condition, and results of operations.

We expect that there will continue to be new proposed laws, regulations, and industry standards concerning privacy, data protection and information security in the United States, Canada, the European Union, and other jurisdictions, and we cannot yet determine the impact such future laws, regulations, and standards may have on our business. For example, in May 2018, the General Data Protection Regulation will come into force, bringing with it a complete overhaul of E.U. data protection laws: the new rules will supersede current E.U. data protection legislation, impose more stringent E.U. data protection requirements, and provide for greater penalties for non-compliance. Changing definitions of what constitutes PII may also limit or inhibit our ability to operate or to expand our business, including limiting strategic partnerships that may involve the sharing of data. Also, some jurisdictions require that certain types of data be retained on servers within these jurisdictions. Our failure to comply with applicable laws, directives, and regulations may result in enforcement action against us, including fines and imprisonment, and damage to our reputation, any of which may have an adverse effect on our business and operating results. Further, in October 2015, the European Court of Justice issued a ruling invalidating the U.S.-E.U. Safe Harbor Framework, which facilitated transfers of PII to the United States in compliance with applicable E.U. data protection laws. In July 2016, the E.U. and the U.S. political authorities adopted the E.U.-U.S. Privacy Shield, or Privacy Shield, replacing the Safe Harbor Framework and providing a new mechanism for companies to transfer E.U. PII to the United States. U.S. organizations wishing to self-certify under the Privacy Shield must pledge their compliance with its seven core and sixteen supplemental principles, which are based on European Data Protection Law.

If our service is perceived to cause, or is otherwise unfavorably associated with, violations of privacy or data security requirements, it may subject us or our customers to public criticism and potential legal liability. Public concerns regarding PII processing, privacy and security may cause some of our customers’ end users to be less likely to visit their websites or otherwise interact with them. If enough end users choose not to visit our customers’ websites or otherwise interact with them, our customers could stop using our platform. This, in turn, may reduce the value of our services and slow or eliminate the growth of our business. Existing and potential privacy laws and regulations concerning privacy and data security and increasing sensitivity of consumers to unauthorized processing of PII may create negative public reactions to technologies, products, and services such as ours.

Evolving and changing definitions of what constitutes PII and / or “Personal Data” within the United States, Canada, the European Union, and elsewhere, especially relating to the classification of internet protocol, or IP addresses, machine or device identification numbers, location data and other information, may limit or inhibit our ability to operate or to expand our business. Future laws, regulations, standards and other obligations could impair our ability to collect or to use information that we utilize to provide email delivery and marketing services to our customers, thereby impairing our ability to maintain and to grow our customer base and to increase revenue. Future restrictions on the collection, use, sharing, or disclosure of our customers’ data or additional requirements for express or implied consent of customers for the use and disclosure of such information may limit our ability to develop new services and features.

Privacy concerns and laws or other domestic or foreign data protection regulations may reduce the effectiveness of our applications, which could have a material adverse effect on our business, financial condition, and results of operations.

Our customers can use our applications to collect, to use, and to store PII regarding their employees, independent contractors, and job applicants. Federal, state, and foreign government bodies and agencies have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage and disclosure of PII obtained from individuals. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our customers, or to our business directly, may limit the use and adoption of our applications and reduce overall demand, or lead to significant fines, penalties, or liabilities for any non-compliance with such privacy laws. Furthermore, privacy concerns may cause our customers’ workers to resist providing PII necessary to allow our customers to use our applications effectively. Even the perception of privacy concerns, whether or not valid, may inhibit market adoption of our applications in certain industries.

All of these domestic and international legislative and regulatory initiatives may adversely affect our customers’ ability to process, to handle, to store, to use, and to transmit demographic information and PII from their employees, independent contractors, job applicants, customers, and suppliers, which could reduce demand for our applications. The European Union and many countries in Europe have stringent privacy laws and regulations, which may impact our ability to profitably operate in certain European countries.

Further, international data protection regulations trending toward increased localized data residency rules make transfers from outside the regulation’s jurisdiction increasingly complex and may impact our ability to deliver solutions that meet all customers’ needs. If the processing of PII were to be further curtailed in this manner, our solutions could be less effective, which may reduce demand for our applications, which could have a material adverse effect on our business, financial condition, and results of operations.

In addition to government activity, privacy advocacy groups and the technology and other industries are considering various new, additional, or different self-regulatory standards that may place additional burdens on us. If the processing of PII were to be curtailed in this manner, our solutions would be less effective, which may reduce demand for our applications, which could have a material adverse effect on our business, financial condition, and results of operations.

We rely on third party service providers for many aspects of our business, including, but not limited to, the operation of data centers; the execution of Automated Clearing House, or ACH, and wire transfers to support our customer payroll and tax services; the monitoring of applicable laws; and the printing and delivery of checks. If any third party service providers on which we rely experience a disruption, go out of business, experience a decline in quality, or terminate their relationship with us, we could experience a material adverse effect on our business, financial condition, and results of operation.

We rely on third party service providers for many integral aspects of our business. A failure on the part of any of our third party service providers to fulfill their contracts with us could result in a material adverse effect on our business, financial condition, and results of operation. We depend on our third parties for many services, including, but not limited to:

Upkeep of data centers

We host our applications and serve all of our customers from data centers operated by third party providers, primarily NaviSite, in Boston, Massachusetts; Redhill, England; Santa Clara, California; Toronto, Canada; Vancouver, Canada; and Woking, England. While we control and have access to our servers and all of the components of our network that are located in our external data centers, we do not control the operation of these facilities. The owners of our data center facilities have no obligation to renew their agreements with us on commercially reasonable terms, or at all. These parties may also seek to cap their maximum contractual liability resulting in Ceridian being financially responsible for losses caused by their actions or omissions. Additionally, we host our internal systems through data centers that we operate and lease or own in Atlanta, Georgia; Fountain Valley, California; Louisville, Kentucky; St. Petersburg, Florida; and Winnipeg, Canada. If we are unable to renew our agreements with our third party providers or to renew our leases on commercially reasonable terms, or if one of our data center operators is acquired, we may be required to transfer our servers and other infrastructure to new data center facilities, and we may incur significant costs and possible service interruption in connection with any such transfer. Both our third party data centers and data centers that we lease and operate are subject to break-ins, sabotage, intentional acts of vandalism, and other misconduct. Any such acts could result in a breach of the security of our or our customers’ data.

Problems faced by our third party data center locations, with the telecommunications network providers with whom we or they contract, or with the systems by which our telecommunications providers allocate capacity among their customers, including us, could adversely affect the experience of our customers. Our third party data centers operators could decide to close their facilities without adequate notice. In addition, any financial difficulties, such as bankruptcy, faced by our third party data centers operators or any of the service providers with whom we or they contract may have negative effects on our business, the nature and extent of which are difficult to predict. Additionally, if our data centers are unable to keep up with our growing needs for capacity, this could adversely affect the growth of our business. Any changes in third party service levels at our data centers or any security breaches, errors, defects, disruptions, or other performance problems with our applications could adversely affect our reputation, damage our customers’ stored files, result in lengthy interruptions in our services, or otherwise result in damage or losses to our customers for which they may seek compensation from us. Interruptions in our services might reduce our revenues, cause us to issue refunds to customers for prepaid and unused subscription services, subject us to potential liability, or adversely affect our renewal rates.

Processing of electronic funds transfers

We currently have agreements with three banks in the United States, two banks in Canada, and one financial payments company in the United Kingdom to execute electronic funds transfers to support our customer payroll and tax services in the United States, Canada, and the United Kingdom. If one or more of these parties fails to process electronic funds transfers on a timely basis, or at all, then our relationship with our customers could be harmed and we could be subject to claims by a customer with respect to the failed transfers, with little or no recourse to the banks. In addition, these parties have no obligation to renew their agreements with us on commercially reasonable terms, if at all, and transferring to alternative providers could prove time-consuming and costly. If these parties terminate their relationships with us, restrict or fail to increase the dollar amounts of funds that they will process on behalf of our customers, their doing so may impede our ability to process funds and could have a material adverse effect on our business, financial condition, and results of operations.

Check printing and delivery

In Canada, we rely on a third party vendor to print payroll checks, and in Canada and the United States we rely on third party couriers, such as Federal Express and Purolator, to ship printed reports, year-end slips, and pay checks to our customers. Relying on third party check printers and couriers puts us at risk from disruptions in their operations, such as employee strikes, inclement weather, and their ability to perform tasks on our behalf. If these vendors fail to perform their tasks, we could incur liability or suffer damages to our reputation, or both. If we are forced to use other third party couriers, transferring to these competitor couriers could prove time-consuming, our costs could increase and we may not be able to meet shipment deadlines. Moreover, we may not be able to obtain terms as favorable as those we currently use, which could further increase our costs.

Monitoring of changes to applicable laws

We and our third party providers must monitor for any changes or updates in laws that are applicable to the solutions that we or our third party providers provide to our customers. In addition, we are reliant on our third party providers to modify the solutions that they provide to our customers to enable our clients to comply with changes to such laws and regulations. If our third party providers fail to reflect changes or updates in applicable laws in the solutions that they provide to our customers, we could be subject to negative customer experiences, harm to our reputation, loss of customers, claims for any fines, penalties or other damages suffered by our customers, and other financial harm.

A failure on the part of any of our third party service providers could result in a material adverse effect on our business, financial condition, and results of operations.

If we are unable to develop or to sell our existing Cloud solutions into new markets or to further penetrate existing markets, our revenue may not grow as expected.

Our ability to increase revenue will depend, in large part, on our ability to sell our existing Cloud solutions into new markets around the world, to further penetrate our existing markets, and to increase sales from existing customers who do not utilize the full Dayforce suite.

The success of any enhancement or new solution or service depends on several factors, including the timely completion, introduction and market acceptance of enhanced or new solutions, the ability to maintain and to develop relationships with third parties, and the ability to attract, to retain and to effectively train sales and marketing personnel. Any new solutions we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the market acceptance necessary to generate significant revenue. Any new markets in which we attempt to sell our platform and solutions, including new countries or regions, may not be receptive. Additionally, any expansion into new markets will require commensurate ongoing expansion of our monitoring of local laws and regulations, which increases our costs as well as the risk of the product not incorporating in a timely fashion or at all the necessary changes to enable a customer to be compliant with such laws. Our ability to further penetrate our existing markets depends on the quality of our platform and solutions, and our ability to design our Cloud solutions to meet consumer demand; and our ability to increase sales from existing customers depends on our customers’ satisfaction with our product and need for additional solutions. If we are unable to sell our Cloud solutions into new markets or to further penetrate existing markets, or to increase sales from existing customers, our revenue may not grow as expected, which could have a material adverse effect on our business, financial condition, and results of operations.

Because a growing part of our business consists of sales of applications to manage complex operating environments for our customers, we may experience longer sales cycles and longer deployments. Some customers demand more configuration and integration services, and require increased compliance and initial support costs, which could have a material adverse effect on our business, financial condition, and results of operations in a given period.

A growing portion of our customer base requires applications that manage complex operating environments. Our ability to increase revenues and to maintain profitability depends, in large part, on widespread acceptance of our applications by businesses and other organizations. As we target our sales efforts at these customers, we face greater costs, longer sales cycles, and less predictability in completing some of our sales. For some of our customers, the customer’s decision to use our applications may be an enterprise-wide decision and, therefore, these types of sales require us to provide greater levels of education regarding the use and benefits of our applications. Our typical sales cycles for Dayforce range from three to twelve months, and we expect that this lengthy sales cycle may continue or increase as customers adopt our applications. Longer sales cycles could have a material adverse effect on our business, financial condition, and results of operations in a given period.

It typically takes approximately three to nine months to implement a new customer on Dayforce, depending on the number and type of applications, the complexity and scale of the customers’ business, the configuration requirements, and other factors, many of which are beyond our control. Although our contracts are generally non-cancellable by the customer, at any given time, a significant percentage of our customers may be still in the process of deploying our applications, particularly during periods of rapid growth. Some customers may opt for phased roll outs, which further lengthens the time for Ceridian to see profits from such contracts.

Some of our customers may demand more configuration and integration services, which increase our upfront investment in sales and deployment efforts. Additionally, customers may require increased compliance and initial support costs during the onboarding process. As a result of these factors, we must devote a significant amount of sales support and professional services resources to individual customers, increasing the cost and time required to complete sales. The increased costs associates with completing sales and the implementation process for these customers could have a material adverse effect on our business, financial condition, and results of operations.

If our customers are not satisfied with the implementation and professional services provided by us or our partners, it could have a material adverse effect on our business, financial condition, and results of operations.

Our business depends on our ability to implement our solutions on a timely, accurate, and cost-efficient basis and to provide professional services demanded by our customers. Implementation and other professional services may be performed by our own staff, by a third party, or by a combination of the two. Although we perform the majority of our implementations and other professional services with our staff, in some instances we work with third parties to increase the breadth of capability and depth of capacity for delivery of certain services to our customers. In 2017, we used third parties to assist us in approximately 20% of our implementation services. If a customer is not satisfied with the quality of work performed by us or a third party or with the implementation or type of professional services or applications delivered, or there are inaccuracies or errors in the work delivered by the third party, then we could incur additional costs to address the situation, the profitability of that work might be impaired, and the customer’s dissatisfaction with such services could damage our ability to expand the number of applications subscribed to by that customer or we could be liable for loss or damage suffered by the customer as a result of such third party’s actions or omissions, any of which could have a material adverse effect on our business, financial condition, and results of operations. If a new customer is dissatisfied with professional service, either performed by us or a third party, the customer could refuse to go-live, which could result in a delay in our collection of revenue or could result in a customer seeking repayment of its implementation fees or suing us for damages, or could force us to enforce the termination provisions in our customer contracts in order to collect revenue. In addition, negative publicity related to our customer relationships, regardless of its accuracy, may affect our ability to compete for new business with current and prospective customers, which could also have a material adverse effect on our business, financial condition, and results of operations.

The loss of a significant portion of our customers, or a failure to renew our subscription agreements with a significant portion of our customers, could have a material adverse effect on our business, financial condition, and results of operations.

The loss of a significant portion of our customers, or a failure of some of them to renew their contracts with us, could have a significant impact on our revenues, reputation, and our ability to obtain new customers. Our agreements with our Dayforce customers are typically structured as having an initial fixed term of between three and five years, with evergreen renewal thereafter; consequently, our customers may choose to terminate their agreements with us at any time after the expiration of the initial term by providing us with the amount of written notice stipulated in the contract. Moreover, acquisitions of our customers could lead to cancellation of our contracts with them or by the acquiring companies, thereby reducing the number of our existing and potential customers. Acquisitions of our partners involved in referring or reselling our solutions could also result in a reduction in the number of our current and potential customers, as our partners may no longer facilitate the adoption of our applications. A failure to retain a significant portion of our customers, or a failure to renew our subscription agreements with a significant portion of customers, could have a material adverse effect on our business, financial condition, and results of operations.

We often provide service level commitments under our customer contracts. If we fail to meet these contractual commitments, we could be considered to have breached our contractual obligations, obligated to provide credits, refund prepaid amounts related to unused subscription services or face contract terminations, which could have a material adverse effect on our business, financial condition, and results of operations.

Our customer agreements typically provide service level commitments which are measured on a monthly or other periodic basis. If we are unable to meet the stated service level commitments or suffer extended periods of unavailability for our applications, we may be contractually obligated to provide these customers with service credits or refunds for prepaid amounts related to unused subscription services, or we could face contract claims for damages or terminations, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, our revenues could be significantly affected if we suffer unscheduled downtime that exceeds the allowed downtimes under our agreements with our customers. Any extended service outages could have a material adverse effect on our business, financial condition, and results of operations.

Any failure to offer high-quality technical support services may adversely affect our relationships with our customers and could have a material adverse effect on our business, financial condition, and results of operations.

Once our applications are deployed, our customers depend on our support organization to resolve technical issues relating to our applications. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services provided by our competitors. Increased customer demand for these services, without corresponding revenues, could increase costs and have an adverse effect on our results of operations. In addition, our sales process is highly dependent on our applications and business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality technical support, or a market perception that we do not maintain high-quality support, could adversely affect our reputation and our ability to sell our applications to existing and prospective customers, which could have a material adverse effect on our business, financial condition, and results of operations.

Regulatory requirements placed on our software and services could impose increased costs on us, delay or prevent our introduction of new products and services, and impair the function or value of our existing products and services.

Our products and services may become subject to increasing regulatory requirements, and as these requirements proliferate, we may be required to change or adapt our products and services to comply. Changing regulatory requirements might render our products and services obsolete or might block us from developing new products and services. This might in turn impose additional costs upon us to comply or to further develop our products and services. It might also make introduction of new products and services more costly or more time-consuming than we currently anticipate and could even prevent introduction by us of new products or services or cause the continuation of our existing products or services to become more costly. Accordingly, such regulatory requirements could have a material adverse effect on our business, financial condition, and results of operations.

Customers depend on our products and services to enable them to comply with applicable laws, which requires us and our third party providers to constantly monitor applicable laws and to make applicable changes to our solutions. If our solutions have not been updated to enable the customer to comply with applicable laws or we fail to update our solutions on a timely basis, it could have a material adverse effect on our business, financial condition, and results of operations.

Customers rely on our solutions to enable them to comply with payroll, HR, and other applicable laws for which the solutions are intended for use. Changes in tax, benefit, and other laws and regulations could require us to make significant modifications to our products or to delay or to cease sales of certain products, which could result in reduced revenues or revenue growth and our incurring substantial expenses and write-offs. There are thousands of jurisdictions and multiple laws in some or all of such jurisdictions, which may be relevant to the solutions that we or our third party providers provide to our customers. Therefore, we and our third party providers must monitor all applicable laws and as such laws expand, evolve, or are amended in any way, and when new regulations or laws are implemented, we may be required to modify our solutions to enable our customers to comply, which requires an investment of our time and resources. Although we believe that our cloud platform provides us with flexibility to release updates in response to these changes, we cannot be certain that we will be able to make the necessary changes to our solutions and release updates on a timely basis, or at all. In addition, we are reliant on our third party providers to modify the solutions that they provide to our customers as part of our solutions to comply with changes to such laws and regulations. The number of laws and regulations that we are required to monitor will increase as we expand the geographic region in which the solutions are offered. When a law changes, we must then test our solutions to meet the requirements necessary to enable our customers to comply with the new law. If our solutions fail to enable a customer to comply with applicable laws, we could be subject to negative customer experiences, harm to our reputation or loss of customers, claims for any fines, penalties or other damages suffered by our customer, and other financial harm. Additionally, the costs associated with such monitoring implementation of changes are significant. If our solutions do not enable our customers to comply with applicable laws and regulations, it could have a material adverse effect on our business, financial condition, and results of operations.

Additionally, if we fail to make any changes to our products as described herein, which are required as a result of such changes to, or enactment of, any applicable laws in a timely fashion, we could be responsible for fines and penalties implemented by governmental and regulatory bodies. If we fail to provide contracted services, such as processing W-2 tax forms or remitting taxes in accordance with deadlines set by law, our customers could incur fines, penalties, interest, or other damages, which we could be responsible for paying. Our payment of fines, penalties, interest, or other damages as a result of our failure to provide compliance services prior to deadlines may have a material adverse effect on our business, financial condition, and results of operations.

Comprehensive changes to U.S. tax law could adversely affect our business and financial condition, and cause our stock price to decline.

The U.S. Congress has passed comprehensive changes to the taxation of business entities. These changes include, among others, (i) a permanent reduction to the corporate income tax rate, (ii) a partial limitation on the deductibility of business interest expense, (iii) a partial shift of the U.S. taxation of multinational corporations from a tax on worldwide income to a territorial system (along with certain rules designed to prevent erosion of the U.S. income tax base), and (iv) a one-time tax on accumulated offshore earnings held in cash and illiquid assets, with the latter taxed at a lower rate. Notwithstanding the reduction in the corporate income tax rate, some of the changes included in the new tax law could have a material adverse effect on our business, financial condition, and results of operations.

We operate and are subject to tax in multiple jurisdictions. Audits, investigations, and tax proceedings could have a material adverse effect on our business, results of operations, and financial condition.

We are subject to income and non-income taxes in multiple jurisdictions. Income tax accounting often involves complex issues, and judgment is required in determining our worldwide provision for income taxes and other tax liabilities. We are subject to ongoing tax audits in certain jurisdictions. We regularly assess the likely outcomes of these audits in order to determine the appropriateness of our tax reserves as well as tax liabilities going forward. In addition, the application of withholding tax, value added tax, goods and services tax, sales taxes, and other non-income taxes is not always clear and we may be subject to tax audits relating to such withholding or non-income taxes. We believe that our tax positions are reasonable and our tax reserves are adequate to cover any potential liability. However, tax authorities in certain jurisdictions may disagree with our position. If any of these tax authorities were successful in challenging our positions, we may be liable for additional income tax and penalties and interest related thereto in excess of any reserves established therefor, which may have a significant impact on our results and operations and future cash flow.

Aging software infrastructure may lead to increased costs and disruptions in operations that could negatively impact our financial results.

We have risks associated with aging software infrastructure assets. The age of certain of our assets may result in a need for replacement, or higher level of maintenance costs. A higher level of expenses associated with our aging software infrastructure may have a material adverse effect on our business, financial condition, and results of operations.

Sales to customers outside the United States or with international operations expose us to risks inherent in international sales.

Over 30% of our revenue for each of the years ended December 31, 2016 and 2017, was obtained from companies headquartered outside of the United States, primarily from Canada, which accounted for 30.2% and 30.3% of our revenue in such periods, respectively. Our Ceridian Canada Ltd. operations provide certain HCM solutions for our Canadian customers. We are continuing to expand our international Cloud solutions into other countries. As such, our international operations are subject to risks that could adversely affect those operations or our business as a whole, including:

•	costs of localizing products and services for foreign customers;

•	difficulties in managing and staffing international operations;

•	difficulties and increased expenses introducing corporate policies and controls in our international operations;

•	difficulties with or inability to engage global partners;

•	reduced or varied protection of intellectual property and other legal rights in some countries;

•	longer sales and payment cycles;

•	the burdens of complying with a wide variety of foreign laws;

•	compliance with applicable anti-bribery laws, including the Foreign Corrupt Practices Act;

•	additional regulatory compliance requirements;

•	exposure to legal jurisdictions that may not recognize or interpret customer contracts appropriately;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems, the tax cost on the repatriation of earnings, and changes in tax rates;

•	restrictions on transfer of funds, laws and business practices favoring local competitors;

•	weaker protection for intellectual property and other legal rights than in the United States;

•	practical difficulties in enforcing intellectual property and other rights outside of the United States;

•	exposure to local economic and political conditions; and

•	changes in currency exchange rates, and in particular, changes in the currency exchange rate between U.S. dollars and Canadian dollars.

In addition, we anticipate that customers and potential customers may increasingly require and demand that a single vendor provide HCM solutions and services for their employees in a number of countries. If we are unable to provide the required services on a multinational basis, there may be a negative impact on our new orders and customer retention, which would negatively impact revenue and earnings. Although we have a multinational strategy, additional investment and efforts may be necessary to implement such strategy. Some of our business partners also have international operations and are subject to the risks described above. Even if we are able to successfully manage the risks of international operations, our business may be adversely affected if our business partners are not able to successfully manage these risks.

If we fail to manage our technical operations infrastructure, our existing customers may experience service outages, and our new customers may experience delays in the deployment of our applications, which could have a material adverse effect on our business, financial condition, and results of operations.

We have experienced significant growth in the number of users, transactions, and data that our operations infrastructure supports. We seek to maintain sufficient excess capacity in our operations infrastructure to meet the needs of all of our customers. We also seek to maintain excess capacity to facilitate the rapid provision of new customer activations and the expansion of existing customer activations. In addition, we need to properly manage our technological operations infrastructure in order to support version control, changes in hardware and software parameters, and the evolution of our applications. However, the provision of new hosting infrastructure requires significant lead time. We have experienced, and may in the future experience, website disruptions, outages and other performance problems. These problems may be caused by a variety of factors, including infrastructure changes, human or software errors, viruses, security attacks, fraud, increased resource consumption from expansion or modification to our Dayforce code, spikes in customer usage, and denial of service issues. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. If we do not accurately predict our infrastructure requirements, our existing customers may experience service outages that may subject them to financial penalties, causing us to incur financial liabilities and customer losses, and our operations infrastructure may fail to keep pace with increased sales, causing new customers to experience delays as we seek to obtain additional capacity, which could have a material adverse effect on our business, financial condition, and results of operations.

Our growth depends in part on the success of our strategic relationships with third parties.

In order to grow our business, we anticipate that we will continue to depend on the continuation and expansion of relationships with third parties, such as implementation partners, third party sales channel partners, some of whom have exclusive relationships, and technology and content providers. Identifying partners and negotiating and documenting relationships with them requires significant time and resources. In addition, the third parties we partner with may not perform as expected under our agreements, and we may have disagreements or disputes with such third parties, which could negatively affect our brand and reputation.

Additionally, we rely on the expansion of our relationships with our third party partners as we grow our Cloud solutions. Our agreements with third parties are typically non-exclusive and do not prohibit them from working with our competitors. Our competitors may be effective in providing incentives to these same third parties to favor their products or services. In addition, acquisitions of our partners by our competitors could result in a reduction in the number of our current and potential customers, as our partners may no longer facilitate the adoption of our applications by potential customers after an acquisition by any of our competitors.

If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenues could be impaired, which could have a material adverse effect on our business, financial condition, and results of operations. Even if we are successful, we cannot assure you that these relationships will result in increased customer usage of our applications or increased revenues.

If our current or future applications fail to perform properly, our reputation could be adversely affected, our market share could decline, and we could be subject to liability claims, which could have a material adverse effect on our business, financial condition, and results of operations.

Our applications are inherently complex and may contain material defects or errors. Any defects in functionality or that cause interruptions in the availability of our applications could result in:

•	loss or delayed market acceptance and sales;

•	breach of warranty or other contractual claims for damages incurred by customers;

•	errors in application output and resulting fines or penalties;

•	sales credits or refunds for prepaid amounts related to unused subscription services;

•	loss of customers;

•	diversion of development and customer service resources; and

•	injury to our reputation;

any of which could have a material adverse effect on our business, financial condition, and results of operations. In addition, the costs incurred in correcting any material defects or errors might be substantial.

Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption, or cause the information that we collect to be incomplete or contain inaccuracies that our customers regard as significant. Furthermore, the availability or performance of our applications could be adversely affected by a number of factors, including customers’ inability to access the Internet, the failure of our network or software systems, security breaches, or variability in user traffic for our services. We may be required to issue credits or refunds for prepaid amounts related to unused services or otherwise be liable to our customers for damages they may incur resulting from certain of these events. Because of the nature of our business, our reputation could be harmed as a result of factors beyond our control. For example, because our customers access our applications through their Internet service providers, if a service provider fails to provide sufficient capacity to support our applications or otherwise experiences service outages, such failure could interrupt our customers’ access to or experience with our applications, which could adversely affect our reputation or our customers’ perception of our applications’ reliability or otherwise have a material adverse effect on our business, financial condition, and results of operations.

Our insurance may be inadequate or may not be available in the future on acceptable terms, or at all. In addition, our policy may not cover all claims made against us, and defending a suit, regardless of its merit, could be costly and divert management’s attention.

We depend on our senior management team, and the loss of one or more key employees or an inability to attract and to retain highly skilled employees could have a material adverse effect on our business, financial condition, and results of operations.

Our success depends largely upon the continued services of our key executive officers. We also rely on our leadership team in the areas of research and development, marketing, sales, services, and general and administrative functions, and on mission-critical individual contributors in all such areas. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. We do not have employment agreements with our executive officers or other key personnel that require them to continue to work for us for any specified period, and, therefore, they could terminate their employment with us at any time. Additionally, we do not maintain key man insurance on any of our executive officers or key employees. The loss of one or more of our executive officers or key employees could have a material adverse effect on our business, financial condition, and results of operations.

To execute our growth plan, we must attract and retain highly qualified personnel. Competition for personnel is intense, including without limitation for individuals with high levels of experience in designing and developing software and Internet-related services and senior sales executives. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies, their former employers may attempt to assert that these employees have or that we have breached their legal obligations, resulting in a diversion of our time and resources. In addition, job candidates and existing employees often consider the value of the stock awards they receive in connection with their employment. If the perceived value of our stock awards declines, it may adversely affect our ability to recruit and to retain highly skilled employees. If we fail to attract new personnel or fail to retain and to motivate our current personnel, it could have a material adverse effect on our business, financial condition, and results of operations.

We have significant operations in the Republic of Mauritius. Changes in the laws and regulations in Mauritius or our non-compliance with applicable laws and regulations could have a material adverse effect on our business, financial condition, and results of operations.

Our Mauritius operations, which employ 567 employees as of December 31, 2017, are subject to the laws and regulations of the Republic of Mauritius. The continuance of these operations depends upon compliance with applicable Mauritius environmental, health, safety, labor, social security, pension, and other laws and regulations. Failure to comply with such laws and regulations could result in fines, penalties, or lawsuits. In addition, there is no assurance that we will be able to comply fully with applicable laws and regulations should there be any amendment to the existing regulatory regime or implementation of any new laws and regulations. Changes in the laws and regulations in Mauritius or our non-compliance with applicable laws and regulations could have a material adverse effect on our business, financial condition, and results of operations. Additionally, Mauritius lacks the infrastructure of countries in which we do business, such as the United States, Canada, and the United Kingdom. Any disruption to the electrical grid or catastrophic event in Mauritius could result in a longer response time in our ability to address the issue due to the remote geographic location of Mauritius, which could have a material adverse effect on our business, financial condition, and results of operations. Furthermore, our business and operations in Mauritius entail the procurement of licenses and permits from the relevant authorities. Difficulties or failure in obtaining the required permits, licenses, and certificates could result in our inability to continue our business in Mauritius in a manner consistent with past practice, which could have a material adverse effect on our business, financial condition, and results of operations.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional indebtedness or dilution to our stockholders, and otherwise disrupt our operations, which could have a material adverse effect on our business, financial condition, and results of operations.

We may in the future seek to acquire or to invest in businesses, applications or technologies that we believe could complement or expand our applications, enhance our technical capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated.

In addition, we have limited experience in acquiring other businesses. If we acquire additional businesses, we may not be able to integrate the acquired personnel, operations, and technologies successfully, or to effectively manage the combined business following the acquisition. We also may not achieve the anticipated benefits from the acquired business due to a number of factors, including the inability to integrate or to benefit from acquired technologies or services in a profitable manner, unanticipated costs or liabilities associated with the acquisition, difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business, difficulty converting the customers of the acquired business onto our applications and contract terms, and adverse effects to our existing business relationships with business partners and customer as a result of the acquisition.

If an acquired business fails to meet our expectations, it could have a material adverse effect on our business, financial condition, and results of operations. Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could increase our interest payments.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the event that the book value of goodwill or other intangible assets is impaired, any such impairment would be charged to earnings in the period of impairment. In the future, if our acquisitions do not yield expected returns, we may be required to record charges based on this impairment assessment process, which could have a material adverse effect on our financial condition and results of operations.

Adverse economic conditions may have a material adverse effect on our business, financial condition, and results of operations.

Our business depends on the overall demand for HCM solutions and on the economic health of our current and prospective customers. Past financial recessions have resulted in a significant weakening of the economy in North America and globally, the reduction in employment levels, the reduction in prevailing interest rates, more limited availability of credit, a reduction in business confidence and activity, and other difficulties that may affect one or more of the industries to which we sell our applications. In addition, there has been pressure to reduce government spending in the United States, and any tax increases and spending cuts at the federal level might reduce demand for our applications from organizations that receive funding from the U.S. government and could negatively affect the U.S. economy, which could further reduce demand for our applications. Any of these events could have a material adverse effect on our business, financial condition, and results of operations. In addition, there can be no assurance that spending levels for HCM solutions will increase following any recovery.

If we do not keep pace with rapid technological changes and evolving industry standards, we will not be able to remain competitive, and the demand for our services will likely decline.

The markets in which we operate are in general characterized by the following factors:

•	changes due to rapid technological advances;

•	additional qualification requirements related to technological challenges; and

•	evolving industry standards and changes in the regulatory and legislative environment.

Our future success will depend upon our ability to anticipate and to adapt to changes in technology and industry standards, and to effectively develop, to introduce, to market, and to gain broad acceptance of new product and service enhancements incorporating the latest technological advancements.

Our customers may fail to pay us in accordance with the terms of their agreements, which could have a material adverse effect on our business, financial condition, and results of operations.

Our agreements with our Dayforce customers are typically structured as having an initial fixed term of between three and five years, with evergreen renewal thereafter. If customers fail to pay us under the terms of our agreements, we may be unable to collect amounts due and may be required to incur additional costs enforcing the terms of our contracts, including litigation. The risk of such negative effects increases with the term length of our customer arrangements. Furthermore, some of our customers may seek bankruptcy protection or other similar relief and fail to pay amounts due to us, or to pay those amounts more slowly. If our customers fail to pay us in accordance with the terms of their agreements, it could have a material adverse effect on our business, financial condition, and results of operations.

Catastrophic events may disrupt our business.

Our data centers are located in Atlanta, Georgia; Fountain Valley, California; Louisville, Kentucky; St. Petersburg, Florida; and Winnipeg, Canada. Additionally, our data centers hosted by third parties and our corporate offices are located in Boston, Massachusetts; Melbourne, Australia; Minneapolis, Minnesota; Redhill, England; Santa Clara, California; Sydney, Australia; Toronto, Canada; Vancouver, Canada; and Woking, England. Any location in any part of the world is susceptible to natural disasters or other risks beyond our control and its third party contractors that could impact operations. For example, the west coast of the United States contains active earthquake zones, the Midwest is subject to periodic tornadoes, and the east coast is subject to seasonal hurricanes and snowstorms. Additionally, we employ a substantial number of employees located in the Republic of Mauritius, which is subject to seasonal hurricanes, and the geographic remoteness of the location may create additional delays in recovery from any catastrophic event. Additionally, we rely on our network and third party infrastructure and enterprise applications, internal technology systems, and our website for our development, marketing, operational support, hosted services and sales activities. In the event of a major earthquake, tornado, hurricane, or catastrophic event, such as fire, power loss, telecommunications failure, cyber-attack, war, or terrorist attack in any of our domestic or international locations, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in our application development, lengthy interruptions in our services, breaches of data security and loss of critical data, all of which could have a material adverse effect on our business, financial condition, and results of operations.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Our success and ability to compete depend in part upon our intellectual property. We primarily rely on copyright, trade secret, and trademark laws; trade secret protection; and confidentiality or license agreements with our employees, customers, partners and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be ineffective or inadequate.

In order to protect our intellectual property rights, we may be required to spend significant resources to monitor and to protect these rights. Litigation brought to protect and to enforce our intellectual property rights could be costly, time-consuming, and distracting to management, with no guarantee of success, and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our failure to secure, to protect, and to enforce our intellectual property rights could have a material adverse effect on our business, financial condition, and results of operations.

Litigation and regulatory investigations aimed at us or resulting from actions of our predecessor may result in significant financial losses and harm to our reputation.

We face risk of litigation, regulatory investigations, and similar actions in the ordinary course of our business, including the risk of lawsuits and other legal actions relating to breaches of contractual obligations or tortious claims from customers or other third parties, fines, penalties, interest, or other damages as a result of erroneous transactions, breach of data privacy laws, or lawsuits and legal actions related to our predecessors. Any such action may include claims for substantial or unspecified compensatory damages, as well as civil, regulatory, or criminal proceedings against our directors, officers, or employees; and the probability and amount of liability, if any, may remain unknown for significant periods of time. We may be also subject to various regulatory inquiries, such as information requests, and book and records examinations, from regulators and other authorities in the geographical markets in which we operate. A substantial liability arising from a lawsuit judgment or settlement or a significant regulatory action against us or a disruption in our business arising from adverse adjudications in proceedings against our directors, officers, or employees could have a material adverse effect on our business, financial condition, and results or operations.

Additionally, we are subject to claims and investigations as a result of our predecessor, Control Data Corporation (“CDC”), Ceridian Corporation, and other former entities for whom we are successor-in-interest with respect to assumed liabilities. For example, in September 1989, CDC became party to an environmental matters agreement with Seagate Technology plc (“Seagate”) related to groundwater contamination on a parcel of real estate in Omaha, Nebraska sold by CDC to Seagate. In February 1988, CDC entered into an arrangement with Northern Engraving Corporation and the Minnesota Pollution Control Agency in relation to groundwater contamination at a site in Spring Grove, Minnesota. In August 2017, we received notice of a mesothelioma claim related to CDC. Although we are fully reserved for the groundwater contamination liabilities, we cannot at this time accurately assess the merits of these claims, and we cannot be certain if additional liabilities related to such predecessor companies will surface. Moreover, even if we ultimately prevail in or settle any litigation, regulatory action, or investigation, we could suffer significant harm to our reputation, which could materially affect our ability to attract new customers, to retain current customers, and to recruit and to retain employees, which could have a material adverse effect on our business, financial condition, and results of operations.

We may be sued by third parties for alleged infringement of their proprietary rights.

There is considerable patent and other intellectual property development activity in our industry. Our success depends upon our not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, including parties commonly referred to as “patent trolls,” may own or claim to own intellectual property relating to our industry. From time to time, third parties may claim that we are infringing upon their intellectual property rights, and we may be found to be infringing upon such rights. In the future, others may claim that our applications and underlying technology infringe or violate their intellectual property rights. However, we may be unaware of the intellectual property rights that others may claim cover some or all of our technology or services. Any claims or litigation could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our services, or require that we comply with other unfavorable terms. We contractually agree to indemnify our customers with respect to claims of intellectual property infringement relating to our products, and may also be obligated to indemnify our customers or business partners or to pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation, and to obtain licenses, to modify applications, or to refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. Any such events could have a material adverse effect on our business, financial condition, and results of operations.

Some of our applications utilize open source software, and any failure to comply with the terms of one or more of these open source licenses could have a material adverse effect on our business, financial condition, and results of operations.

Some of our applications include software covered by open source licenses, which may include, by way of example, GNU General Public License and the Apache License. The terms of various open source licenses have not been interpreted by U.S. courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our applications. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses if we combine our proprietary software with open source software in a certain manner. In the event that portions of our proprietary software are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, to re-engineer all or a portion of our technologies, or otherwise to be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our technologies and services. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Many of the risks associated with usage of open source software cannot be eliminated and could have a material adverse effect on our business, financial condition, and results of operations.

We employ third party software for use in or with both our applications and our internal operations, and the inability to maintain these licenses or errors in the software we license could result in increased costs, or reduced service levels, which could have a material adverse effect on our business, financial condition, and results of operations.

Our applications, including Dayforce, incorporate certain third party software obtained under licenses from other companies. Additionally, we are reliant on third party software licenses for our internal operational applications. We anticipate that we will continue to rely on such third party software and development tools from third parties in the future. Although we believe that there are commercially reasonable alternatives to the third party software we currently license, this may not always be the case, or it may be difficult or costly to replace, and our failure to migrate off end of life software may significantly impact our customer’s ability to operate. In addition, integration of the software used in our applications and in our operations with new third party software may require significant work and require substantial investment of our time and resources. Also, our use of additional or alternative third party software would require us to enter into license agreements with third parties.

Additionally, if the quality of our third party software declines, the overall quality of our products may be negatively impacted. To the extent that our applications depend upon the successful operation of third party software in conjunction with our software, any undetected errors or defects in this third party software could prevent the deployment or impair the functionality of our applications, delay new application introductions, and result in a failure of our applications, which could have a material adverse effect on our business, financial condition, and results of operations.

Changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself may diminish the demand for our applications, and could have a material adverse effect on our business, financial condition, and results of operations.

The future success of our business depends upon the continued use of the Internet as a primary medium for commerce, communication, and business applications. Federal, state or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. Changes in these laws or regulations could require us to modify our applications in order to comply with these changes. In addition, government agencies or private organizations may begin to impose taxes, fees, or other charges for accessing the Internet or commerce conducted via the Internet. These laws or charges could limit the growth of Internet-related commerce or communications generally, resulting in reductions in the demand for Internet-based applications such as ours, any of which could have a material adverse effect on our business, financial condition, and results of operations.

In addition, the use of the Internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease of use, accessibility, and quality of service. The performance of the Internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms,” and similar malicious programs, and the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure. If the use of the Internet is adversely affected by these issues, demand for our applications could suffer, which could have a material adverse effect on our business, financial condition, and results of operations.

The forecasts of market growth incorporated by reference in this reoffer prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. The forecasts incorporated by reference in this reoffer prospectus relating to the expected growth in the enterprise software applications, enterprise resource management software and SaaS markets may prove to be inaccurate. Even if these markets experience the forecasted growth incorporated by reference in this reoffer prospectus, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth incorporated by reference in this reoffer prospectus should not be taken as necessarily indicative of our future growth.

We may pay employees and taxing authorities amounts due for a payroll period before a customer’s electronic funds transfers are settled with finality to our account, or make erroneous payments to employees, taxing authorities, or other entities. If customer payments are rejected by banking institutions or otherwise fail to clear into our accounts, or recovery of erroneous payments are not quickly resolved, we may require additional sources of short-term liquidity which could have a material adverse effect on our business, financial condition, and results of operations.

Our payroll processing business involves the movement of significant funds from the account of a customer to employees and relevant taxing authorities. We debit a customer’s account prior to any disbursement on its behalf. Due to ACH, banking regulations, funds previously credited could be reversed under certain circumstances and timeframes after our payment of amounts due to employees and taxing and other regulatory authorities. There is, therefore, a risk that the employer’s funds will be insufficient to cover the amounts we have already paid on its behalf. While such funding shortage or erroneous payments and accompanying financial exposure has only occurred in limited instances in the past, should customers default on their payment obligations in the future or erroneous payment recovery be unsuccessful, we might be required to advance substantial amounts of funds to cover such obligations. In such an event, we may be required to seek additional sources of short-term liquidity, which may not be available on reasonable terms, which could have a material adverse effect on our business, financial condition, and results of operations. Further, should a customer whose funds are reversed subsequently have financial difficulty, collection of the funds advanced by us on its behalf may be difficult.

Customer funds that we hold are subject to market, interest rate, credit, and liquidity risks. The loss of these funds could have a material adverse effect on our business, financial condition, and results of operations.

We invest funds held in trust for our customers in liquid, investment-grade marketable securities, money market securities, and other cash equivalents. Nevertheless, our customer fund assets are subject to general market, interest rate, credit, and liquidity risks. These risks may be exacerbated, individually or in unison, during periods of unusual financial market volatility. In the event of a global financial crisis, such as that experienced in 2008, we could be faced with a severe constriction of the availability of liquidity, which could impact our ability to fund payrolls. Any loss of or inability to access customer funds could have an adverse impact on our cash position and results of operations and could require us to obtain additional sources of liquidity, and could have a material adverse effect on our business, financial condition, and results of operations.

If we are required to collect sales and use taxes in additional jurisdictions, we might be subject to liability for past sales, and our future sales may decrease. Adverse tax laws or regulations could be enacted or existing laws could be applied to us or our customers, which could increase the costs of our services and otherwise have a material adverse effect on our business, financial condition, and results of operations.

The application of federal, state, and local tax laws to services provided electronically is evolving. New income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time (possibly with retroactive effect), and could be applied solely or disproportionately to services provided over the Internet. These enactments could adversely affect our sales activity due to the inherent cost increase the taxes would represent and ultimately have a material adverse effect on our results of operations and cash flows.

In addition, existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us (possibly with retroactive effect), which could require us or our customers to pay additional tax amounts, as well as require us or our customers to pay fines or penalties and interest for past amounts.

For example, we might lose sales or incur significant expenses if states successfully impose broader guidelines on state sales and use taxes. A successful assertion by one or more states requiring us to collect sales or other taxes on the licensing of our software or provision of our services could result in substantial tax liabilities for past transactions and otherwise harm our business. Each state has different rules and regulations governing sales and use taxes, and these rules and regulations are subject to varying interpretations that change over time. We review these rules and regulations periodically and, when we believe we are subject to sales and use taxes in a particular state, we may voluntarily engage state tax authorities in order to determine how to comply with that state’s rules and regulations. There is no guarantee that we will not be subject to sales and use taxes or related penalties for past sales in states where we currently believe no such taxes are required.

Vendors of services, like us, are typically held responsible by taxing authorities for the collection and payment of any applicable sales and similar taxes. If one or more taxing authorities determines that taxes should have, but have not, been paid with respect to our services, we might be liable for past taxes in addition to taxes going forward. Liability for past taxes might also include substantial interest and penalty charges. Our customers are typically wholly responsible for applicable sales and similar taxes. Nevertheless, customers might be reluctant to pay back taxes and might refuse responsibility for interest or penalties associated with those taxes. If we are required to collect and to pay back taxes and the associated interest and penalties, and if our customers fail or refuse to reimburse us for all or a portion of these amounts, we will incur unplanned expenses that may be substantial. Moreover, imposition of such taxes on us going forward will effectively increase the cost of our software and services to our customers and might adversely affect our ability to retain existing customers or to gain new customers in the areas in which such taxes are imposed.

We have underfunded pension plan liabilities. We will require current and future operating cash flow to fund these shortfalls. We have no assurance that we will generate sufficient cash flow to satisfy these obligations.

We maintain defined benefit pension plans covering employees who meet age and service requirements. While our U.S. pension plans have been closed and frozen, our net pension liability and cost is materially affected by the discount rate used to measure pension obligations, the longevity and actuarial profile of our plan participants, the level of plan assets available to fund those obligations, and the actual and expected long-term rate of return on plan assets. Significant changes in investment performance or a change in the portfolio mix of invested assets can result in corresponding increases and decreases in the valuation of plan assets, particularly equity securities, or in a change in the expected rate of return on plan assets. Assets available to fund the pension and other postemployment benefit obligations of our plans, as of December 31, 2017, were approximately $438.6 million, or approximately $174.0 million less than the measured pension and post-retirement benefit obligation on a U.S. GAAP basis. In addition, any changes in the discount rate could result in a significant increase or reduction in the valuation of pension obligations, affecting the reported funded status of our pension plans as well as the net periodic pension cost in the following years. Similarly, changes in the expected return on plan assets can result in significant changes in the net periodic pension cost in the following years.

Our failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business, financial condition, and results of operations.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the first fiscal year beginning after the effective date of our initial public offering and the concurrent private placement, and in each year thereafter. Our auditors will also need to attest to the effectiveness of our internal control over financial reporting in the future to the extent we are no longer an emerging growth company, as defined by the JOBS Act, and are not a smaller reporting company. We recently identified a material weakness related to our assessment of valuation allowance and classification of deferred tax liabilities associated with intangible assets for 2016 and prior periods. We remediated the material weakness and did not have a material weakness in connection with the 2017 audit; however, we cannot guarantee that we will not have additional material weaknesses in the future. If we are unable to maintain adequate internal control over financial reporting or if we identify additional material weaknesses in our internal control over financial reporting, we may be unable to report our financial information accurately on a timely basis, may suffer adverse regulatory consequences or violations of applicable stock exchange listing rules, may breach the covenants under our credit facilities, and incur additional costs. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements, which could have a material adverse effect on our business, financial condition, and results of operations.

We will incur increased costs and obligations as a result of being a public company.

As a publicly traded company, and particularly after we cease to be an emerging growth company (to the extent that we take advantage of certain exceptions from reporting requirements that are available under the JOBS Act as an emerging growth company), we will incur additional legal, accounting and other expenses that we were not required to incur in the past. After our initial public offering and the concurrent private placement, we will be required to file with the Securities and Exchange Commission (the “Commission”) annual and quarterly information and other reports that are specified in Section 13 of the Exchange Act. We will also become subject to other reporting and corporate governance requirements, including the requirements of the NYSE, the TSX, and certain provisions of the Sarbanes-Oxley Act, and the regulations promulgated thereunder, which will impose additional compliance obligations upon us. As a public company, we will, among other things:

•	prepare and distribute periodic public reports and other stockholder communications in compliance with our obligations under the federal securities laws and applicable stock exchange rules;

•	create or expand the roles and duties of our board of directors (our “Board”) and committees of the Board;

•	institute more comprehensive financial reporting and disclosure compliance functions;

•	enhance our investor relations function; and

•	involve and retain to a greater degree outside counsel and accountants in the activities listed above.

These changes will require a commitment of additional resources, and many of our competitors already comply with these obligations. We may not be successful in implementing these requirements, and the commitment of resources required for implementing them could have a material adverse effect on our business, financial condition, and results of operations.

The changes necessitated by becoming a public company require a significant commitment of resources and management oversight that has increased and may continue to increase our costs and could place a strain on our systems and resources. As a result, our management’s attention might be diverted from other business concerns. If we are unable to offset these costs through other savings, then it could have a material adverse effect on our business, financial condition, and results of operations.

We are an “emerging growth company” and may elect to comply with reduced reporting requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an emerging growth company, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to: exemption from compliance with the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation, and stockholder approval of any golden parachute payments not previously approved. In addition, even if we comply with the greater obligations of public companies that are not emerging growth companies immediately after the initial public offering, we may avail ourselves of the reduced requirements applicable to emerging growth companies from time to time in the future. We cannot predict if investors will find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenue exceeds $1.07 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three-year period, whether or not issued in a registered offering.

We may not be able to utilize a significant portion of our net operating loss or research tax credit carryforwards, which could have a material adverse effect on our financial condition and results of operations.

As of December 31, 2017, we had federal and state net operating loss carryforwards due to prior period losses, which, if not utilized, will begin to expire in 2029 and 2018 for federal and state purposes, respectively. These net operating loss carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could have a material adverse effect on our financial condition and results of operations.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, our ability to utilize net operating loss carryforwards or other tax attributes in any taxable year may be limited if we experience an “ownership change.” A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state tax laws. Our initial public offering and the concurrent private placement or future issuances of our stock could cause an “ownership change.” It is possible that an ownership change, or any future ownership change, could have a material effect on the use of our net operating loss carryforwards or other tax attributes, which could have a material adverse effect on our results of operations and profitability.

Changes in generally accepted accounting principles in the United States could have a material adverse effect on our previously reported results of operations.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board (the “FASB”), the Commission, and various bodies formed to promulgate and to interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our previously reported results of operations and could affect the reporting of transactions completed before the announcement of a change.

In May 2014, the FASB issued new revenue recognition guidance under Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” which is effective for our interim and annual periods beginning after December 31, 2017. Under this new guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. The new guidance also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue that is recognized. In order to be able to comply with the requirements of ASU 2014-09 beginning in the first quarter of 2018, we need to update and to enhance our internal accounting systems, processes, and our internal controls over financial reporting. This has required, and will continue to require, additional investments by us, and may require incremental resources and system configurations that could increase our operating costs in future periods. If we are not able to properly implement ASU 2014-09 in a timely manner, the revenue that we recognize and the related disclosures that we provide under ASU 2014-09 may not be complete or accurate, and we could fail to meet our financial reporting obligations in a timely manner.

We may have additional tax liabilities as a result of the LifeWorks Disposition.

Based on current estimates of the value of our interest in LifeWorks at the time of the LifeWorks Disposition, we currently anticipate that we will incur approximately $3.2 million of foreign taxes and use approximately $96.0 million of our U.S. federal net operating losses to offset the U.S. tax gain. In the event that it is determined that the value of our interest in LifeWorks at the time of the LifeWorks Disposition is higher, our U.S. and foreign tax obligations may also be higher which could result in us having to pay additional taxes or use additional U.S. federal net operating losses to offset the increased U.S. tax obligations.

Risks Related to Our Indebtedness

We are a holding company and rely on dividends, distributions, and other payments, advances, and transfers of funds from our subsidiaries to meet our obligations.

We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash transfers in the form of intercompany loans and receivables from our subsidiaries to meet our obligations. The deterioration of the earnings from, or other available assets of, our subsidiaries for any reason also could limit or impair their ability to pay dividends or other distributions to us.

Our outstanding indebtedness could have a material adverse effect on our financial condition and our ability to operate our business, and we may not be able to generate sufficient cash flows to meet our debt service obligations.

Our outstanding indebtedness as of December 31, 2017 consisted of (i) a $702.0 million (original principal amount) term loan debt facility (the “Senior Term Loan”) and (ii) a $130.0 million revolving credit facility (the “Revolving Facility”) (the Senior Term Loan and the Revolving Facility are together referred to as the “Senior Credit Facilities”). In addition, as of December 31, 2017, we had our 11% senior notes due 2021 (the “Senior Notes”) in the principal amount of $475.0 million outstanding. The Senior Credit Facilities are secured substantially by all of our assets. The Senior Term Loan has a maturity date of September 15, 2020, and the Revolving Facility has a maturity date of September 15, 2019. As of December 31, 2017, we had $657.3 million outstanding principal under our Senior Term Loan and no principal outstanding under our Revolving Facility. The Senior Notes are unsecured and have a maturity date of March 15, 2021.

Our outstanding indebtedness and any additional indebtedness we incur may have important consequences for us, including, without limitation, that:

•	we may be required to use a substantial portion of our cash flow to pay the principal of and interest on our indebtedness;

•	our indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressures;

•	our ability to obtain additional financing for working capital, capital expenditures, acquisitions and for general corporate and other purposes may be limited;

•	our indebtedness may expose us to the risk of increased interest rates because certain of our borrowings, including and most significantly our borrowings under our Senior Credit Facilities, are at variable rates of interest;

•	our indebtedness may prevent us from taking advantage of business opportunities as they arise or successfully carrying out our plans to expand our business; and

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

Under the terms of the agreements governing our Senior Credit Facilities, we are required to comply with specified operating covenants and, under certain circumstances, a financial covenant applicable to the Revolving Facility, which may limit our ability to operate our business as we otherwise might operate it. For example, the obligations under the Senior Credit Facilities may be accelerated upon the occurrence of an event of default, including, without limitation, payment defaults, cross-defaults to certain material indebtedness, covenant defaults, material inaccuracy of representations and warranties, bankruptcy events, material judgments, material defects with respect to guarantees and collateral, and change of control. The indenture governing the Senior Notes provides for customary events of default, including, without limitation, payment defaults, covenant defaults, cross acceleration defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts, and the failure of any guaranty by a significant party to be in full force and effect. If any such event of default occurs, it may permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Senior Notes issued under the indenture to be due and payable immediately. If not cured, an event of default could result in any amounts outstanding, including any accrued interest and unpaid fees, becoming immediately due and payable, which would require us, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of our indebtedness, to sell selected assets, and/or to reduce or to delay planned capital or operating expenditures. Such measures might not be sufficient to enable us to service our debt, and any such financing or refinancing might not be available on economically favorable terms or at all. If we are not able to generate sufficient cash flows to meet our debt service obligations or are forced to take additional measures to be able to service our indebtedness, it could have a material adverse effect on our business, financial condition, and results of operations.

Despite our substantial indebtedness, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We may incur substantial additional indebtedness in the future. Although the agreements governing our Senior Credit Facilities and Senior Notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness we can incur in compliance with these restrictions could be substantial. For example, pursuant to incremental facilities under the Senior Credit Facilities, we may incur up to (i) an aggregate amount of $175.0 million of additional secured or unsecured debt plus (ii) an unlimited additional amount of secured or unsecured debt, subject to compliance with certain leverage-based tests, as described in the agreements governing our Senior Credit Facilities. If we incur additional debt, the risks associated with our substantial leverage would increase.

Restrictive covenants in the agreements governing our Senior Credit Facilities and Senior Notes may restrict our ability to pursue our business strategies.

The agreements governing our Senior Credit Facilities and Senior Notes contain a number of restrictive covenants that impose significant operating and financial restrictions on us, and may limit our ability to engage in acts that may be in our long-term best interests. These include covenants restricting, among other things, our (and our subsidiaries’) ability:

•	to incur additional indebtedness or other contingent obligations;

•	to grant liens;

•	to enter into burdensome agreements with negative pledge clauses or restrictions on subsidiary distributions;

•	to pay dividends or make other distributions in respect of equity;

•	to make payments in respect of junior lien or subordinated debt;

•	to make investments, including acquisitions, loans, and advances;

•	to consolidate, to merge, to liquidate, or to dissolve;

•	to sell, to transfer, or to otherwise dispose of assets;

•	to engage in transactions with affiliates;

•	to materially alter the business that we conduct; and

•	to amend or to otherwise change the terms of the documentation governing certain restricted debt.

The documentation governing Senior Credit Facilities contains a financial covenant applicable only to the Revolving Facility, which requires that Ceridian maintain a ratio of adjusted first lien debt to Adjusted EBITDA (with certain adjustments as set forth in the Company’s credit documents) below a specified level on a quarterly basis. However, such requirement is applicable at the end of a fiscal quarter only if more than 35% of the Revolving Facility (with an exclusion for certain letters of credit) is drawn at the end of such fiscal quarter. Our ability to meet that financial ratio can be affected by events beyond our control, and we cannot assure you that we will be able to meet that ratio. The covenant did not apply as of December 31, 2017, but there can be no assurance that we will be in compliance with such covenant in the future. A breach of any covenant or restriction contained in the agreements governing our Senior Credit Facilities could result in a default under those agreements. If any such default occurs, a majority of the lenders under the Senior Credit Facilities (or, in the case of the financial covenant described above, a majority of the lenders under the Revolving Facility), may elect (after the expiration of any applicable notice or grace periods) to declare all outstanding borrowings, together with accrued and unpaid interest and other amounts payable thereunder, to be immediately due and payable. The lenders under the Senior Term Loan and Revolving Facility also have the right upon an event of default thereunder to terminate any commitments they have to provide further borrowings. Further, following an event of default under the agreements governing our Senior Credit Facilities, the administrative agent, on behalf of the secured parties under the Senior Credit Facilities, will have the right to proceed against the collateral granted to them to secure that debt. If the debt under the Senior Term Loan or Revolving Facility was to be accelerated, our assets may not be sufficient to repay in full that debt or any other debt that may become due as a result of that acceleration.

In the future, we may be dependent upon our lenders for financing to execute our business strategy and to meet our liquidity needs. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow, it could have a material adverse effect on our business, financial condition, and results of operations.

During periods of volatile credit markets, there is risk that lenders, even those with strong balance sheets and sound lending practices, could fail or refuse to honor their legal commitments and obligations under existing credit commitments, including but not limited to, extending credit up to the maximum amount permitted by the Revolving Facility. If our lenders are unable to fund borrowings under their revolving credit commitments or we are unable to borrow, it could be difficult to obtain sufficient funding to execute our business strategy or to meet our liquidity needs, which could have a material adverse effect on our business, financial condition, and results of operations.

Our debt may be downgraded, which could have a material adverse effect on our business, financial condition, and results of operations.

A reduction in the ratings that rating agencies assign to our short and long-term debt may negatively impact our access to the debt capital markets and increase our cost of borrowing, which could have a material adverse effect on our business, financial condition, and results of operations.

Volatility and weakness in bank and capital markets may adversely affect credit availability and related financing costs for us.

Banking and capital markets can experience periods of volatility and disruption. If the disruption in these markets is prolonged, our ability to refinance, and the related cost of refinancing, some or all of our debt could be adversely affected. Although we currently can access the bank and capital markets, there is no assurance that such markets will continue to be a reliable source of financing for us. These factors, including the tightening of credit markets, could adversely affect our ability to obtain cost-effective financing. Increased volatility and disruptions in the financial markets also could make it more difficult and more expensive for us to refinance outstanding indebtedness and to obtain financing. In addition, the adoption of new statutes and regulations, the implementation of recently enacted laws, or new interpretations or the enforcement of older laws and regulations applicable to the financial markets or the financial services industry could result in a reduction in the amount of available credit or an increase in the cost of credit. Disruptions in the financial markets can also adversely affect our lenders, insurers, customers, and other counterparties. Any of these results could have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Our Initial Public Offering and Ownership of Our Common Stock

There is no existing market for our common stock and an active, liquid trading market for our common stock may not develop.

Prior to our initial public offering, there was no public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market or how liquid that market may become. If an active trading market does not develop, you may have difficulty selling any of our shares that you purchase. The initial public offering price of our common stock was determined by negotiation between us and the underwriters, and may not be indicative of prices that will prevail after the completion of our initial public offering. The market price of our common stock may decline below the initial public offering price, and you may not be able to resell your shares at, or above, the initial public offering price.

The price of our common stock may be volatile and you could lose all or part of your investment.

Securities markets worldwide have experienced in the past, and are likely to experience in the future, significant price and volume fluctuations. This market volatility, as well as general economic, market, or political conditions could reduce the market price of our common stock regardless of our results of operations. The trading price of our common stock is likely to be highly volatile and could be subject to wide price fluctuations in response to various factors, including, among other things, the risk factors described herein and other factors beyond our control. Factors affecting the trading price of our common stock could include:

•	market conditions in the broader stock market;

•	actual or anticipated variations in our quarterly results of operations;

•	developments in our industry in general;

•	variations in operating results of similar companies;

•	introduction of new services by us, our competitors, or our customers;

•	issuance of new, negative, or changed securities analysts’ reports or recommendations or estimates;

•	issuance of new, negative, or changed securities analysts’ reports or recommendations or estimates;

•	investor perceptions of us and the industries in which we or our customers operate;

•	sales, or anticipated sales, of our stock, including sales by our officers, directors, and significant stockholders;

•	additions or departures of key personnel;

•	regulatory or political developments;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the Commission;

•	announcements, media reports or other public forum comments related to litigation, claims or reputational charges against us;

•	guidance, if any, that we provide to the public, any changes in this guidance, or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our common stock;

•	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

•	other events or factors, including those resulting from system failures and disruptions, earthquakes, hurricanes, war, acts of terrorism, other natural disasters or responses to these events;

•	changes in accounting principles;

•	share-based compensation expense under applicable accounting standards;

•	litigation and governmental investigations; and

•	changing economic conditions.

These and other factors may cause the market price and demand for shares of our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock sometimes have instituted securities class action litigation against the company that issued the stock. Securities litigation against us, regardless of the merits or outcome, could result in substantial costs and divert the time and attention of our management from our business, which could have a material adverse effect on our business, financial condition, and results of operations.

Future sales of our common stock, or the perception in the public markets that these sales may occur, could cause the market price for our common stock to decline.

Upon consummation of our initial public offering and the concurrent private placement (assuming an initial public offering price of $20.00 per share (the midpoint of the estimated public offering price range)), there will be 134,902,769 shares of our common stock outstanding. All shares of common stock sold in our initial public offering will be freely transferable without restriction or further registration under the Securities Act. At the time of our offering and the concurrent private placement, we also will have 26,172,211 registered shares of common stock reserved for issuance under our equity incentive plans of which (i) 12,672,211 shares of common stock are issuable upon exercise of outstanding options and vesting or conversion of outstanding restricted stock units and (ii) assuming an initial public offering price of $20.00 per share (the midpoint of the estimated public offering price range), 4,673,605 shares of common stock will be issuable upon exercise of options or vesting of restricted stock units that will be issued in connection with our initial public offering and the concurrent private placement, which shares may be issued upon issuance and once vested, subject to any applicable lock-up restrictions then in effect. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline. Of the remaining shares of common stock outstanding, 113,902,769 (assuming an initial public offering price of $20.00 per share (the midpoint of the estimated public offering price range)) will be restricted securities within the meaning of Rule 144 under the Securities Act and subject to certain restrictions on resale following the consummation of our initial public offering and the concurrent private placement. Restricted securities may be sold in the public market only if they are registered under the Securities Act, or are sold pursuant to an exemption from registration such as Rule 144 or Rule 701.

We, each of our officers and directors, Thomas H. Lee Partners, L.P. (“THL”) and Cannae Holdings, Inc. (“Cannae”), and significantly all our existing stockholders have agreed that (subject to certain exceptions), for a period of 180 days from the date of this reoffer prospectus, we and they will not, without the prior written consent of Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock. Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Following the expiration of the applicable lock-up period, all of the issued and outstanding shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period, and other limitations of Rule 144.

If securities or industry analysts publish unfavorable research about our business, or if our competitors’ stock performance decline, the price of our common stock and our trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently publish research on our company. Once securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our common stock or publish unfavorable research about our business, the price of our common stock likely would decline. Additionally, if one of our competitor’s stock performance declines, the price of our common stock and our trading volume could decline as well. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, or if one of our competitor’s stock performance declines, demand for our common stock could decrease, which might cause the price of our common stock and trading volume to decline.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third party claims against us and may reduce the amount of money available to us.

Our third amended and restated certificate of incorporation and amended and restated bylaws that will be in effect prior to the completion of our initial public offering and the concurrent private placement provide that we will indemnify our directors and officers, in each case, to the fullest extent permitted by Delaware law. Pursuant to our charter, our directors will not be liable to the company or any stockholders for monetary damages for any breach of fiduciary duty, except (i) acts that breach his or her duty of loyalty to the company or its stockholders, (ii) acts or omissions without good faith or involving intentional misconduct or knowing violation of the law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (the “DGCL”) or (iv) for any transaction from which the director derived an improper personal benefit. The bylaws also require us, if so requested, to advance expenses that such director or officer incurred in defending or investigating a threatened or pending action, suit or proceeding, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third party claims against us and may reduce the amount of money available to us.

We may elect to take advantage of the “controlled company” exemption to the corporate governance rules for publicly-listed companies, which could make our common stock less attractive to some investors or otherwise harm our stock price.

Because we qualify as a “controlled company” under the corporate governance rules for publicly-listed companies, we are not required to have a majority of our Board be independent under the applicable rules of the NYSE, nor are we required to have a compensation committee or a corporate governance and nominating committee comprised entirely of independent directors. In light of our status as a controlled company, our Board will establish a compensation committee, and a corporate governance and nominating committee that will not be comprised solely of independent members at the time of the offering. In addition, our Board will not be composed of a majority of independent directors. Accordingly, should the interests of THL and Cannae (together, our “Sponsors”) differ from those of other stockholders, the other stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules for publicly-listed companies. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

We intend to enter into a voting agreement with our Sponsors, which provides our Sponsors with rights to nominate a number of designees to our Board.

In connection with our initial public offering, we intend to enter into a voting agreement with THL and Cannae. Pursuant to the voting agreement, for so long as THL and Cannae collectively hold 50% or more of the then outstanding voting power, then THL and Cannae shall have the power to designate a total of five directors to the Board. After THL and Cannae cease to collectively hold 50% or more of the then outstanding voting power, then each of THL and Cannae will be able to in their own right designate four directors, for so long as they hold at least 40% of the then outstanding voting power; three directors, for so long as it holds at least 30% of the then outstanding voting power; two directors, for so long as it holds at least 20% of the then outstanding voting power; and one director, for so long as it holds at least 10% of the then outstanding voting power. The voting agreement will terminate as to each Sponsor when the

Sponsor is no longer entitled to designate a director to the Board, and will terminate upon the time when neither Sponsor is entitled to designate a director to the Board. In addition, the voting agreement will grant the Sponsors the right to determine the total number of directors during the term of the voting agreement. The Sponsors could use this provision to maintain a majority representation even if they collectively hold less than 50% of the outstanding voting power by decreasing the size of the board Because our Board is currently composed of seven directors, THL and Cannae may have a right to designate a majority of our Board under the present Board composition even if they collectively or individually hold less than 50% of our then outstanding voting power. Finally, pursuant to the voting agreement, for so long as each Sponsor is entitled to designate a director to the Board, the Sponsors will be required to vote all of their shares, and take all other necessary actions, to cause the Board to include the individuals designated as directors by the Sponsors (as applicable). As a result, it is possible that the interests of THL and Cannae may in some circumstances conflict with our interests and the interests of our other stockholders.

Because we do not intend to pay cash dividends in the foreseeable future, you may not receive any return on investment unless you are able to sell your common stock for a price greater than your purchase price.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or to pay any dividends in the foreseeable future. Consequently, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. We do not intend in the foreseeable future to pay any dividends to holders of our common stock. We currently intend to retain our future earnings, if any, for the foreseeable future to repay indebtedness and to support our general corporate purposes. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future, and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which investors have purchased their shares. However, the payment of future dividends will be at the discretion of our Board, subject to applicable law, and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions that apply to the payment of dividends, and other considerations that our Board deems relevant. As a consequence of these limitations and restrictions, we may not be able to make the payment of dividends on our common stock.

Participation in our initial public offering by one or more funds affiliated with Dragoneer Investment Group, LLC could reduce the public float for our shares of common stock.

One or more funds affiliated with Dragoneer Investment Group, LLC have indicated an interest in purchasing up to an aggregate of $75.0 million in shares of our common stock in our initial public offering at the initial public offering price. Because this indication of interest is not a binding agreement or commitment to purchase, one or more funds affiliated with Dragoneer Investment Group, LLC could determine to purchase more, less or no shares in our initial public offering or the underwriters could determine to sell more, less or no shares to one or more funds affiliated with Dragoneer Investment Group, LLC. The underwriters will receive the same discount on any of our shares of common stock purchased by one or more funds affiliated with Dragoneer Investment Group, LLC as they will from any other shares of common stock sold to the public in our initial public offering.

If one or more funds affiliated with Dragoneer Investment Group, LLC are allocated all or a portion of the shares in which it has indicated an interest in our initial public offering or more, and purchase any such shares, such purchase could reduce the available public float for our shares if such entities hold these shares long term.

Anti-takeover protections in our third amended and restated certificate of incorporation, our amended and restated bylaws or our contractual obligations may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

Provisions contained in our third amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the DGCL, could delay or make it more difficult to remove incumbent directors or could impede a merger, takeover or other business combination involving us or the replacement of our management, or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock, even if it would benefit our stockholders.

In addition, our Board has the authority to cause us to issue, without any further vote or action by the stockholders, up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price, or prices and liquidation preferences of such series. The issuance of shares of preferred stock or the adoption of a stockholder rights plan may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

In addition, under the agreements governing our Senior Credit Facilities, a change of control would cause us to be in default. In the event of a change of control default, the administrative agent under our Senior Credit Facilities would have the right (or, at the direction of lenders holding a majority of the loans and commitments under our Senior Credit Facilities, the obligation) to accelerate the outstanding loans and to terminate the commitments under our Senior Credit Facilities, and if so accelerated, we would be required to repay all of our outstanding obligations under our Senior Credit Facilities. In addition, from time to time we may enter into contracts that contain change of control provisions that limit the value of, or even terminate, the contract upon a change of control. These change of control provisions may discourage a takeover of our company, even if an acquisition would be beneficial to our stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This reoffer prospectus contains or incorporates by reference forward-looking statements, including, without limitation, statements concerning the conditions of the HCM solutions industry and our operations, performance, and financial condition, including, in particular, statements relating to our business, growth strategies, product development efforts, and future expenses. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national, or global political, economic, business, competitive, market, and regulatory conditions and the following:

•	our inability to attain or to maintain profitability;

•	significant competition for our solutions;

•	our inability to continue to develop or to sell our existing Cloud solutions;

•	our inability to manage our growth effectively;

•	the risk that we may not be able to successfully migrate our Bureau customers to our Cloud solutions or to offset the decline in Bureau revenue with Cloud revenue;

•	the market for enterprise cloud computing develops slower than we expect or declines;

•	efforts to increase use of our Cloud solutions and our other applications may not succeed;

•	we fail to provide enhancements and new features and modifications to our solutions;

•	failure to comply with the FTC’s ongoing consent order regarding data protection;

•	system interruptions or failures, including cyber-security breaches, identity theft, or other disruptions that could compromise our information;

•	our failure to comply with applicable privacy, security and data laws, regulations and standards;

•	changes in regulations governing privacy concerns and laws or other domestic or foreign data protection regulations;

•	we are unable to successfully expand our current offerings into new markets or further penetrate existing markets;

•	we are unable to meet the more complex configuration and integration demands of our large customers;

•	our customers declining to renew their agreements with us or renewing at lower performance fee levels;

•	we fail to manage our technical operations infrastructure;

•	we are unable to maintain necessary third party licenses or errors;

•	our inability to protect our intellectual property rights, proprietary technology, information, processes, and know-how;

•	we fail to keep pace with rapid technological changes and evolving industry standards; or

•	changes in laws and regulations related to the Internet or changes in the Internet infrastructure itself.

USE OF PROCEEDS

If shares of common stock are resold by the Selling Stockholders, we will not receive any proceeds from such sale. The shares of common stock will be offered for the respective accounts of the Selling Stockholders. See the sections titled “Selling Stockholders” and “Plan of Distribution” below.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders may sell the shares of our common stock issued to them from time to time at prices and at terms prevailing or at prices related to the current market price, or in negotiated transactions.

SELLING STOCKHOLDERS

This reoffer prospectus relates to shares of our common stock which may from time to time be offered and sold by the Selling Stockholders named below who may acquire such shares of common stock pursuant to option exercises or vesting/conversion of restricted stock units under the 2013 Plan. The Selling Stockholders are our current officers and directors who will in the future receive shares of our common stock under the 2013 Plan. The Selling Stockholders may from time to time resell all, a portion, or none of the shares of our common stock covered by this reoffer prospectus. The following table sets forth information with respect to the beneficial ownership of our common stock by each Selling Stockholder and the number of shares of our common stock held or to be held by such Selling Stockholder as of the date of this reoffer prospectus, as adjusted for our initial public offering and concurrent private placement (assuming an initial public offering price of $20.00 per share (the midpoint of the estimated public offering price range)), that are covered by this reoffer prospectus.

Because the Selling Stockholders may from time to time offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. For purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this reoffer prospectus as of the date of this reoffer prospectus will be sold by the Selling Stockholders.

As of April 25, 2018, as adjusted for our initial public offering and concurrent private placement (assuming an initial public offering price of $20.00 per share (the midpoint of the estimated public offering price range)), but excluding any shares of our common stock subject to the option of the underwriters’ of our initial public offering to purchase additional shares, there were 134,902,769 shares of our common stock outstanding. The address for each director and officer listed below is c/o Ceridian HCM Holding Inc. 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425.

Selling Stockholder and Principal Positions with the Company	Number of Shares Owned Prior to Sales under this Reoffer Prospectus(1)(2)(3)	Shares Covered by this Reoffer Prospectus(1)	Percentage of Common Stock Beneficially Owned After All Shares Covered by this Reoffer Prospectus are Sold
David D. Ossip(4) Chairman and Chief Executive Officer	5,908,603	3,756,991	4.3%
Paul D. Elliot(5) President and Chief Operating Officer	679,733	679,733	*
Arthur Gitajn(6) Executive Vice President and Chief Financial Officer	484,882	473,255	*
Scott A. Kitching(7) Executive Vice President, General Counsel and Assistant Secretary	175,337	168,759	*
Ted P. Malley(8) Executive Vice President and Chief Revenue Officer	224,165	98,254	*
Lisa M. Sterling(9) Executive Vice President and Chief People and Culture Officer	90,697	85,465	*
Ozzie J. Goldschmied(10) Executive Vice President and Chief Technology Officer	324,930	299,312	*
Adrian Grbavac(11) Executive Vice President—Services	41,427	29,800	*
William P. Foley, II(12) Director	111,468	111,468	*

*	Less than 1%
(1)	Includes all shares of common stock issuable upon the exercise of options or vesting/conversion of restricted stock units issued under the 2013 Plan to each Selling Stockholder.
(2)	Does not include shares issuable upon the exercise of any options granted to the Selling Stockholders in connection with our initial public offering under the 2018 Plan, which are not included in this reoffer prospectus and are not exercisable within 60 days of the date hereof.
(3)	Number of shares owned prior to resales under this reoffer prospectus assumes our initial public offering and concurrent private placement are priced at $20.00 per share (the midpoint of the estimated public offering price range).

(4)	Number of shares owned prior to resales under this reoffer prospectus consists of (i) 273,768 shares of common stock held by Mr. Ossip and OsFund Inc., of which Mr. Ossip is a beneficial owner, (ii) 3,256,991 shares of common stock issuable upon exercise of options, of which 2,315,995 are currently exercisable, (iii) 125,000 shares of common stock that are issuable pursuant to restricted stock units that are currently vested, (iv) 375,000 shares of common stock that are issuable pursuant to unvested restricted stock units, and (v) 1,877,844 shares of common stock that are issuable upon the exchange of exchangeable shares held by Mr. Ossip and Osscer Inc., of which Mr. Ossip is a beneficial owner.
(5)	Consists of shares of common on stock issuable upon exercise of options, of which 401,866 are currently exercisable or will be exercisable within 60 days of the date hereof.
(6)	Number of shares owned prior to resales under this reoffer prospectus consists of (i) 11,627 shares of common stock held by Mr. Gitajn and (ii) 473,255 shares of common stock that are issuable upon exercise of stock options, of which 118,313 are currently exercisable or are exercisable within 60 days of the date hereof.
(7)	Number of shares owned prior to resales under this reoffer prospectus consists of (i) 6,578 shares of common stock held by Mr. Kitching and (ii) 168,759 shares of common stock that are issuable upon exercise of stock options, of which 135,630 are currently exercisable or are exercisable within 60 days of the date hereof.
(8)	Number of shares owned prior to resales under this reoffer prospectus consists of (i) 114,285 shares of common stock held by Mr. Malley, (ii) 5,813 shares of common stock held by IRA Resources, Inc. FBO Ted Malley, IRA, of which Mr. Malley is the beneficial owner, (iii) 5,813 shares of common stock held by Ted Malley Investments, LLC, of which Mr. Malley is the beneficial owner and (iv) 98,254 shares of common stock that are issuable upon exercise of stock options, of which 43,312 are currently exercisable or are exercisable within 60 days of the date hereof.
(9)	Number of shares owned prior to resales under this reoffer prospectus consists of (i) 5,232 shares of common stock held by Ms. Sterling and (ii) 85,465 shares of common stock that are issuable upon exercise of stock options, of which 40,116 are currently exercisable or are exercisable within 60 days of the date hereof.
(10)	Number of shares owned prior to resales under this reoffer prospectus consists of (i) 25,618 shares of common stock held by Mr. Goldschmied and (ii) 299,312 shares of common stock that are issuable upon exercise of stock options, of which 286,812 are currently exercisable or are exercisable within 60 days of the date hereof.
(11)	Number of shares owned prior to resales under this reoffer prospectus consists of (i) 11,627 shares of common stock held by Mr. Grbavac and (ii) 29,800 shares of common stock that are issuable pursuant to unvested restricted stock units.
(12)	Consists of 111,468 shares of common on stock issuable upon exercise of options, of which 55,734 are currently exercisable.

PLAN OF DISTRIBUTION

The purpose of this reoffer prospectus is to allow the Selling Stockholders to offer for sale and sell all or a portion of their shares acquired pursuant to the 2013 Plan. The Selling Stockholders may sell the shares of common stock offered under this reoffer prospectus directly to purchasers or through broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These commissions as to any particular broker-dealer or agent may be in excess of those customary in the types of transactions involved. Neither we nor the Selling Stockholders can presently estimate the amount of this compensation.

The common stock offered under this reoffer prospectus may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve block transactions, on the NYSE or TSX:

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts and commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of B common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Our common stock is approved for listing on the NYSE and TSX.

Selling Stockholders and any broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. If the Selling Stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Shares to be offered or resold by means of this reoffer prospectus by the Selling Stockholders may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act. In addition, any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 of the Securities Act rather than pursuant to this reoffer prospectus.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York will pass upon the validity of the common stock offered hereby.

EXPERTS

The consolidated financial statements of Ceridian HCM Holding Inc. as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated herein, and upon the authority of said firm as experts in accounting and auditing.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company is governed by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees)

actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Company’s amended and restated bylaws will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL, as amended. The Company intends to enter into indemnification agreements with each of its directors and executive officers. These agreements, among other things, will require the Company to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Company, arising out of the person’s services as a director or executive officer.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The Company expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Company with respect to indemnification payments that it may make to such directors and officers. The proposed form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement on Form S-1, as amended (Reg. No. 333-223905) provides for indemnification to the Company’s directors and officers by the underwriters against certain liabilities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file reports, proxy statements and other information with the SEC. All such filings are available at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available free of charge at the website of the SEC at www.sec.gov. A copy of any document incorporated by reference in the registration statement of which this reoffer prospectus forms a part but which is not delivered with this reoffer prospectus will be provided by us without charge to any person to whom this reoffer prospectus has been delivered upon oral or written request to that person. Requests for documents should be directed to Ceridian HCM Holding Inc., Attention: General Counsel, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, (952) 853-8100.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Company hereby incorporates by reference into this registration statement the following documents previously filed with the Commission:

•	The Company’s prospectus contained in the Company’s Registration Statement on Form S-1, as amended (Reg. No. 333-223905), in which there is set forth the Company’s audited consolidated financial statements for the latest fiscal year for which such statements have been filed; and

•	The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-1, as amended (Reg. No. 333-223905), which description is incorporated by reference into the Form 8-A filed with the Securities and Exchange Commission on April 24, 2018, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

•	The Company’s prospectus contained in the Company’s Registration Statement on Form S-1, as amended (Reg. No. 333-223905), in which there is set forth the Company’s audited consolidated financial statements for the latest fiscal year for which such statements have been filed; and

•	The description of the Company’s common stock contained in the Company’s Registration Statement on Form S-1, as amended (Reg. No. 333-223905), which description is incorporated by reference into the Form 8-A filed with the Securities and Exchange Commission on April 24, 2018, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of further updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this registration statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Company is governed by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Company’s amended and restated bylaws will authorize the indemnification of its officers and directors, consistent with Section 145 of the DGCL, as amended. The Company intends to enter into indemnification agreements with each of its directors and executive officers. These agreements, among other things, will require the Company to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of the Company, arising out of the person’s services as a director or executive officer.

Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

The Company expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Company with respect to indemnification payments that it may make to such directors and officers. The proposed form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement on Form S-1, as amended (Reg. No. 333-223905) provides for indemnification to the Company’s directors and officers by the underwriters against certain liabilities.

Item 7.	Exemption from Registration Claimed.

The 529,800 shares of our common stock subject to vesting or conversion of restricted stock units issued under the 2013 Plan are “restricted securities” (as such term is defined in Rule 144(a)(3) under the Securities Act). Such shares being registered for reoffer and resale under this registration statement were issued pursuant to written compensation contracts in transactions exempt from registration under Rule 4(a)(2) or Rule 701 under the Securities Act.

Item 8.	Exhibits.

See the attached Exhibit Index, which is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(a)	provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Ceridian HCM Holding Inc. 2018 Equity Incentive Plan.

4.2	2013 Ceridian HCM Holding Inc. Stock Incentive Plan dated October 1, 2013, and as amended on March 30, 2016, August 11, 2016, December 30, 2016, and March 20, 2017 (incorporated by reference to Exhibit 10.10 on Form S-1 (File No. 333-223905) initially filed on March 16, 2018).

4.3	Ceridian Holding Corp. 2007 Stock Incentive Plan.

5.1	Legal Opinion of Weil, Gotshal & Manges LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Weil, Gotshal & Manges LLP (included in Exhibit No. 5.1).

24.1	Power of Attorney (included on signature page).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 25, 2018.

CERIDIAN HCM HOLDING INC.
By:	/s/ David D. Ossip
Name:	David D. Ossip
Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Arthur Gitajn, Scott A. Kitching and William E. McDonald, or any of them, each acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney has been signed by the following persons in the capacities indicated on April 25, 2018.

Signature	Title

/s/ David D. Ossip David D. Ossip	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Arthur Gitajn Arthur Gitajn	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Brent B. Bickett Brent B. Bickett	Director

/s/ William P. Foley, II	Director
William P. Foley, II

/s/ Thomas M. Hagerty Thomas M. Hagerty	Director

/s/ Soren L. Oberg	Director
Soren L. Oberg

/s/ Ganesh B. Rao	Director
Ganesh B. Rao